Exhibit 10.1

SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

Dated as of June 30, 2017

among

APARTMENT INVESTMENT AND MANAGEMENT COMPANY,

AIMCO PROPERTIES, L.P.,

and

AIMCO/BETHESDA HOLDINGS, INC.,

as the Borrowers,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender

and an L/C Issuer,

WELLS FARGO BANK, N.A.

and

PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agents,

CITIBANK, N.A.,

BANK OF AMERICA, N.A.,

REGIONS BANK

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents for the Revolving Credit Facility

REGIONS BANK,

JPMORGAN CHASE BANK, N.A.

and

BMO HARRIS BANK, N.A.,

as Co-Documentation Agents for the Term Loan Facility,

The Other Lenders Party Hereto,

KEYBANC CAPITAL MARKETS,

WELLS FARGO SECURITIES

and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Book Managers for the Revolving Credit Facility

and

KEYBANC CAPITAL MARKETS,

WELLS FARGO SECURITIES,

PNC CAPITAL MARKETS LLC

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Book Managers for the Term Loan Facility

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SCHEDULES

1.01C	Construction/Renovation
1.01E	Existing Letters of Credit
1.01G	Guarantors as of the Closing Date
2.01A	Commitments and Applicable Percentages
5.06	Litigation
5.09	Environmental Matters
5.11	Taxes
5.13	Subsidiaries
7.01	Existing Liens
7.03(b)(i)	Existing Indebtedness
7.03(b)(ii)	Cross-Collateralized and Cross-Defaulted Indebtedness
7.11	Mezzanine Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Revolving/Term Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Swing Line Note
C-3	Term Loan Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Intra-Company Loan Subordination Agreement
H	Joinder Agreement
I-1	Borrower Pledge Agreement
I-2	Non-Borrower Pledge Agreement
J-1 to J-4	U.S. Tax Compliance Certificates

SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT is entered into as of June 30, 2017, among APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the “REIT”), AIMCO PROPERTIES, L.P., a Delaware limited partnership (“AIMCO”) and AIMCO/Bethesda HOLDINGS, INC., a Delaware corporation (“AIMCO/Bethesda”) (the REIT, AIMCO and AIMCO/Bethesda, collectively referred to as the “Borrowers”), each Lender (as defined below) from time to time party hereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and an L/C Issuer, with reference to the following Recitals:

RECITALS

WHEREAS, the Borrowers, the lenders from time to time party thereto and the Administrative Agent are party to that certain Amended and Restated Senior Secured Credit Agreement, dated as of December 22, 2016 (the “Original Closing Date”) (as amended, amended and restated, supplemental or otherwise modified, if at all, immediately prior to the effectiveness of this Agreement (as defined below), the “Existing Credit Agreement”); and

WHEREAS, Borrower, the Lenders party hereto on the date hereof and the Administrative Agent desire to amend and restate the Existing Credit Agreement in its entirety, and the Lenders and the Administrative Agent are willing to do so upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.16.

“Adjusted Tangible Net Worth” means, as of the date of determination, an amount equal to the sum of (a) Consolidated Tangible Net Worth, plus (b) accumulated depreciation of the Borrowing Group on a consolidated basis, all in accordance with GAAP.

“Adjusted Total EBITDA” means, for any period, an amount equal to (a) Total EBITDA, minus (b) the Capital Expenditure Reserve as of the last day of such period.

“Adjusted Total NOI” means, for any period, an amount equal to (a) Total Net Operating Income, minus (b) the Capital Expenditure Reserve as of the last day of such period.

“Administrative Agent” means KeyBank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall Administrative Agent or any Lender be deemed to be an Affiliate of any Borrower.

“Aggregate Commitments” means the sum of (a) Aggregate Revolving Credit Commitments plus (b) the Aggregate Term Loan Commitments.

“Aggregate Recourse Indebtedness” means, on any date of determination and without double counting, the sum of (a) the Obligations, plus (b) the Borrowing Group’s Share of Recourse Indebtedness.

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Revolving Credit Lenders. The Aggregate Revolving Credit Commitments on the Closing Date are $600,000,000.

“Aggregate Term Loan Commitments” means the Term Loan Commitments of all the Term Loan Lenders. The Aggregate Term Loan Commitments on the Closing Date are $250,000,000.

“Agreement” means this Second Amended and Restated Senior Secured Credit Agreement, as may be further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time.

“AIMCO” is defined in the preamble to this Agreement.

“AIMCO/Bethesda” is defined in the preamble to this Agreement.

“Applicable Capitalization Rate” means 6.00%.

“Applicable Percentage” means, as of the date of determination:

(a) with respect to a Revolving Credit Lender’s obligation to make Revolving Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Credit Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolving Credit Commitment, by (z) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, and (ii) from and after the time that all Revolving Credit Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Revolving Credit Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans,

(b) with respect to a Revolving Credit Lender’s obligations to participate in Letters of Credit and to reimburse the applicable L/C Issuer, and right to receive payments of fees with respect thereto, (i) prior to the Revolving Credit Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Revolving Credit Lender’s Revolving Credit Commitment, by (z) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, and (ii) from and after the time that the Revolving Credit Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Revolving Credit Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans,

(c) with respect to a Revolving Credit Lender’s obligations to participate in Swing Line Loans and to reimburse the Swing Line Lender, and right to receive payments with respect thereto, (i) prior to the Revolving Credit Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Revolving Credit Lender’s Revolving Credit Commitment, by (z) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, and (ii) from and after the time that the Revolving Credit Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Revolving Credit Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans,

(d) with respect to all other matters as to a particular Revolving Credit Lender (including the indemnification obligations arising under Section 10.04), the percentage obtained by dividing (i) such Revolving Credit Lender’s Revolving Credit Commitment, by (ii) the aggregate amount of Revolving Credit Commitments of all Revolving Credit Lenders; provided, however, that in the event the Revolving Credit Commitments have been terminated or reduced to zero, the Applicable Percentage under this clause (d) shall be the percentage obtained by dividing (A) the outstanding principal amount of such Revolving Credit Lender’s Revolving Loans, plus such Revolving Credit Lender’s ratable portion of the outstanding Letters of Credit, plus such Revolving Credit Lender’s ratable portion of the outstanding Swing Line Loans by (B) the aggregate principal amount of all outstanding Revolving Loans, plus the aggregate face amount of outstanding Letters of Credit, plus the principal amount of outstanding Swing Line Loans,

(e) with respect to a Term Loan Lender’s obligation to make a Term Loan, the percentage obtained by dividing (x) such Term Loan Lender’s Term Loan Commitment by (y) the Aggregate Term Loan Commitments at such time; and

(f) with respect to a Term Loan Lender’s right to receive payments of principal, interest, fees, costs, and expenses with respect to Term Loans and with respect to all other matters as to a particular Term Loan Lender (including the indemnification obligations arising under Section 10.04), the percentage obtained by dividing (x) the aggregate outstanding principal amount of such Term Loan Lender’s Term Loans by (y) the aggregate principal amount of all outstanding Term Loans.

(g) The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

(h) The Applicable Percentages shall be subject to adjustment as provided in Section 2.15.

“Applicable Rate” means, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below:

		Revolving Loans		Term Loans
Pricing Level	Credit Rating Level	Eurodollar Rate Loans & Letters of Credit Fees	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans
I	Credit Rating Level 1	0.825%	0.0%	0.90%	0.0%
II	Credit Rating Level 2	0.90%	0.0%	0.95%	0.0%
III	Credit Rating Level 3	1.00%	0.0%	1.10%	0.10%
IV	Credit Rating Level 4	1.20%	0.20%	1.35%	0.35%
V	Credit Rating Level 5	1.55%	0.55%	1.75%	0.75%

The Applicable Rate for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Rate for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however, that (i) no change in the Applicable Rate resulting from the application of the Credit Rating Levels and no change in the Credit Rating Level shall be effective until the first Business Day after the date on which the Administrative Agent receives written notice of the application of the Credit Rating Levels or written notice, pursuant to Section 6.03(e) or addressed to the Administrative Agent from the applicable Rating Agency, of a change in such Credit Rating Level, or otherwise confirms such change through information made publicly available by such Rating Agency and (ii) during any period that the REIT or any Borrower ceases to have a Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent which acceptance will not be unreasonably withheld or delayed, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“ASU 2016-02” has the meaning specified in the definition of “Indebtedness”.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the REIT for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT, including the notes thereto.

“Availability Period” means, with respect to Revolving Loans and Swing Line Loans, the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate,” and (c) the Eurodollar Rate applicable to a Loan with a one month Interest Period plus 1%. The “prime rate” is a rate set by KeyBank based upon various factors including KeyBank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by KeyBank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan and/or a Term Loan that bears interest based on the Base Rate.

“Borrower Information” has the meaning specified in Section 2.10(b).

“Borrower Materials” has the meaning specified in Section 6.02(h).

“Borrowers” has the meaning specified in the preamble to this Agreement. Any reference to Borrowers herein shall be deemed to refer to each Person constituting Borrowers, and the responsibilities, obligations and covenants of each such Person under this Agreement and the other Loan Documents shall be joint and several unless expressly stated otherwise herein or the context otherwise requires; provided, however, that the obligations of Borrowers with respect to delivery of reports, financial statements and certifications may be performed by AIMCO for or on behalf of any or all of the Borrowers, as applicable.

“Borrowing” means a Revolving Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.

“Borrowing Group” means the Borrowers and all of their respective Subsidiaries.

“Borrowing Group’s Share” means, with respect to any item (including by way of example and not of limitation, Indebtedness, EBITDA, Net Income, Net Operating Income, Interest Expense or Scheduled Amortization) of the Borrowing Group, its allocable pro rata share (which share, for example, would be 100% in the case of a Borrower or 60% in the case of a Subsidiary in which a Borrower owns 60% of the Equity Interests and/or is allocated 60% of the applicable item) of the applicable item based on the Borrowing Group’s aggregate percentage ownership interest in items of income or loss of such Person consistent with that used in the preparation of the REIT’s financial statements; provided, that, if the percentage ownership used in the preparation of the REIT’s financial statements does not, in the good faith judgment of the Borrowers, accurately reflect the Borrowing Group’s share of Indebtedness, EBITDA, Net Income, Net Operating Income, Interest Expense, Scheduled Amortization and other similar items, then such items may be adjusted by the Borrowers subject to disclosure to and approval by the Administrative Agent.

“Bottom Tier Subsidiary” has the meaning specified in Section 6.12(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of the United States where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditure Reserve” means, as of any date of determination, the product of (a) $350 per annum and (b) the Borrowing Group’s Share of apartment units owned as of such date of determination; provided, however, that an apartment unit shall be excluded from the foregoing calculation if, at the date of determination, a mortgage lender with respect to such apartment unit holds a funded reserve for future capital improvements for such apartment unit.

“Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment or property (including replacements, capitalized repairs and improvements during such period but excluding Capital Improvements, Construction/Renovation and Moderate Redevelopment) which should be capitalized under GAAP on a consolidated balance sheet of such Person. For the purpose of this definition, the purchase price of assets or additions to equipment or property which is purchased substantially simultaneously with the trade-in of existing assets or additions to equipment or property owned by such Person or with insurance proceeds shall be included in “Capital Expenditures” only to the extent of the gross amount of such purchase price, less the credit granted by the seller of such asset, addition to equipment or property for such asset, addition to equipment or property being traded in at such time, or the amount of such proceeds, as the case may be.

“Capital Improvements” means all development capital expenditures that are made to enhance the value or profitability of an asset from its original purchase condition.

“Capital Replacements” means, for any period and with respect to any Person, the Borrowing Group’s Share of capital additions that are deemed to replace the portion of acquired capital assets (excluding capital additions for casualties, accidents and redevelopment and the Borrowing Group’s Share of capital additions that are made to enhance the value, profitability or useful life of an asset as compared to its original purchase condition) that was consumed in the ordinary course of business during the period that such Person owned such asset.

“Cash” means money, currency or a credit balance in any demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any L/C Issuer or the Swing Line Lender (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and any L/C Issuer or the Swing Line Lender (as applicable) (which documents are hereby consented to by the Revolving Credit Lenders); it being understood and agreed that the amount of Cash Collateral required to be provided hereunder by the Borrowers with respect to any Letter of Credit or Swing Line Loan shall not exceed 103% of the face amount of such Letter of Credit or the principal amount of such Swing Line Loan, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition or roll-over;

(b) certificates of deposit, time deposits, demand deposits, eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a term of not more than six (6) months, issued by (x) Administrative Agent or any Lender or (y) any U.S. commercial bank (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having membership in the FDIC, combined capital and surplus of not less than $100,000,000 and whose short-term securities are rated at least A-1 by S&P and P-1 by Moody’s (determined, for purposes of this clause (b) only, at the time of acquisition or roll-over);

(c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a term of not more than three (3) months (determined, for purposes of this clause (c) only, at the time of acquisition or roll-over);

(d) securities rated at least A by S&P or A2 by Moody’s and in either case having maturities of not more than twelve (12) months from the date of acquisition (determined, for purposes of this clause (d) only, at the time of acquisition or roll-over); and

(e) money market funds which invest substantially all of their assets in securities of the types described in clauses (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date of this Agreement regardless of when adopted, enacted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33- 1⁄3% of the common shares of the REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors of the REIT cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board.

Notwithstanding the foregoing, “option right” shall not include any common shares which any person or group has a right to acquire as a result of a merger or acquisition agreement, until such right is exercised, at which time “option right” shall include the common shares with respect to which such right was exercised.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is June 30, 2017.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the collateral pledged to the Administrative Agent for the ratable benefit of the Lenders pursuant to the Pledge Agreements.

“Commitment” means, as to each Lender, such Lender’s Revolving Credit Commitment and/or Term Loan Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the REIT on a consolidated basis, (a) shareholders’ equity in respect of the REIT on that date, minus (b) the Intangible Assets of the Borrowing Group on that date.

“Construction/Renovation” means the Borrowing Group’s Share of any New Construction or any substantial rehabilitation, redevelopment, renovation and/or expansion of any multi-family property which, in the case of rehabilitation, redevelopment, renovation or expansion, involves the repositioning or upgrading of such multi-family property with respect to comparable multi-family properties located in the proximate geographic area, excluding any Moderate Redevelopment. The Borrowing Group’s Share of properties under Construction/Renovation as of the Closing Date are listed on Schedule 1.01C attached hereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Rating” means, as of any date of determination, the highest of the credit ratings (or their equivalents) then assigned to the REIT’s or a Borrower’s long-term senior unsecured non-credit enhanced debt by any of the Rating Agencies. For purposes herein, the credit ratings described in each respective Credit Rating Level are deemed equivalent. If the REIT or a Borrower shall have obtained a credit rating from at least two of the Rating Agencies, the highest of the credit ratings shall control, provided that the next highest credit rating is only one level below that of the highest credit rating. If the next highest credit rating is more than one level below that of the highest credit rating, the operative credit rating would be deemed to be one rating level lower than the highest credit rating. If the REIT or a Borrower shall have obtained a credit rating from two or more of the Rating Agencies and shall thereafter lose all such credit ratings (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from the Rating Agencies, or if the only credit rating the REIT or a Borrower shall have is provided by Fitch, the REIT or such Borrower, as applicable, shall be deemed for the purposes hereof not to have a credit rating. If at any time two or more of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrowers and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each such substitute rating agency with that of the rating agency being replaced) and, pending such amendment, the Credit Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply.

“Credit Rating Level” means one of the following five pricing levels, as applicable:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P or Fitch or A3 by Moody’s;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Fitch or Baa1 by Moody’s and Credit Rating Level 1 is not applicable;

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Fitch or Baa2 by Moody’s and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Fitch or Baa3 by Moody’s and Credit Rating Levels 1, 2 and 3 are not applicable; and

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Fitch or Baa3 by Moody’s or there is no Credit Rating.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the highest Applicable Rate (regardless of the then applicable Credit Rating Level) applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to (i) the Eurodollar Rate plus (ii) the highest Applicable Rate (regardless of the then applicable Credit Rating Level) applicable to Eurodollar Rate Loans plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the highest Applicable Rate (regardless of the then applicable Credit Rating Level) applicable to Letters of Credit plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, (c) any L/C Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities (and in such other credit facilities such Lender is currently being treated as a defaulting or otherwise impacted lender), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has failed, within three (3) Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by the Administrative Agent and the Borrowers). No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement (and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded in determining if any required approval or consent of the Lenders has been obtained), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (subject to Sections 2.16 and 2.17).

“Designated Person” has the meaning specified in Section 5.18.

“Development Assets” means, as of any date of determination, raw land, vacant out parcels or real property or any portion thereof owned by a Person and which, as of such date, is in whole or material part the subject of Construction/Renovation; provided, that such real property or any portion thereof will be included in “Development Assets” only until the earlier of (a) the date on which the property or any portion thereof achieves a stabilized occupancy level of at least 85% for the most recent complete quarter, and (b) six months after the date of completion of Construction/Renovation such that the property or any portion thereof may legally be occupied for its intended purpose.

“Directions” has the meaning specified in Section 9.11(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and dispositions due to casualty or condemnation) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period and for any Person, an amount equal to such Person’s Net Income for such period plus (a) the following, to the extent deducted in calculating such Net Income: (i) such Person’s Interest Expense plus other costs related to amortization of fees and expenses relating to the issuance of indebtedness for such period, (ii) the provision for Federal, state and local income taxes payable by such Person for such period, (iii) such Person’s depreciation and amortization expense for such period, (iv) other non-cash expenses of such Person reducing such Net Income for such period which do not represent a cash item in such period or any future period and (v) restructuring, severance, reserves or similar charges for any such period and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state and local income tax credits of the Person for such period and (ii) all non-cash items increasing such Person’s Net Income for such period, excluding non-cash items for which cash was received in a prior period or will be received in a future period. EBITDA shall be calculated on a pro forma basis to give effect to the Specified Acquisition, as if the Specified Acquisition was consummated on the first day of the applicable period, based on the actual results of the assets subject to the Specified Acquisition during the applicable period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person, or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement by any Loan Party pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Convertible debt shall not constitute an Equity Interest unless and until such debt is converted into the applicable underlying securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Borrowers, is treated as a single employer for purposes of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means,

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the average rate (rounded to the nearest whole multiple of 1/100 of 1%) as shown in Reuters Screen LIBOR 01 Page (or any successor service or, if such Person no longer reports such rate as determined by Administrative Agent, by another commercially available source providing such quotations approved by Administrative Agent) at which Dollar deposits are offered by first class banks in the London interbank market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the average rate (rounded to the nearest whole multiple of 1/100 of 1%) as shown in Reuters Screen LIBOR 01 Page (or any successor service or, if such Person no longer reports such rate as determined by Administrative Agent, by another commercially available source providing such quotations approved by Administrative Agent) at which Dollar deposits are offered by first class banks in the London interbank market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity of one month commencing that day and in an amount approximately equal to the amount of the Base Rate Loan being made, continued or converted by KeyBank or such other amount as reasonably determined by the Administrative Agent.

Notwithstanding the foregoing, if at any time the Eurodollar Rate determined as provided above is less than zero percent (0%), such rate shall be deemed to be zero percent (0%) for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01E.

“Existing Note” means a Note (as defined in the Existing Credit Agreement) that is issued and outstanding immediately prior to the effectiveness of this Agreement.

“Existing Revolving Credit Lenders” means the “Lenders” under and as defined in the Existing Credit Agreement.

“Existing Revolving Loan” has the meaning specified in Section 2.01(a).

“Extension Request” has the meaning specified in Section 2.16(a).

“Facility Fee” has the meaning specified in Section 2.09(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements (and related legislation, administrative rules or official interpretations thereof) related thereto and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to KeyBank on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate determined as provided above shall be less than zero percent (0%), such rate shall be deemed to be zero percent (0%) for the purposes of this Agreement.

“Fee Letter” means the letter agreements, (i) dated November 21, 2016, among the REIT, the Administrative Agent, KeyBanc Capital Markets, Wells Fargo and Wells Fargo Securities, (ii) dated June 15, 2017, among the Borrowers, the Administrative Agent, KeyBanc Capital Markets, Wells Fargo, Wells Fargo Securities, PNC and PNC Capital Markets LLC and (iii) dated November 22, 2016, among the REIT, PNC and PNC Capital Markets LLC (provided that Administrative Agent shall not be required to monitor compliance or enforce the terms of the fee letter described in this clause (iii) or have any responsibility or liability with respect thereto).

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Total EBITDA for the four fiscal quarter period ending on such date to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, the sum of (i) Total Interest Expense for such period, plus (ii) Total Scheduled Amortization for such period (without double counting amounts funded with reserve accounts or sinking funds if already taken into account in determining Fixed Charges for such period or any prior period), plus (iii) dividends accrued (whether or not declared or payable) on any shares of preferred Stock and/or preferred Partnership Units of the Borrowers or any of their Subsidiaries outstanding during such period, which preferred securities are owned at any time during such period by Persons other than the Borrowers and their Subsidiaries.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Cash Flow” means, for any period of determination, an amount equal to the Borrowing Group’s Share of EBITDA for such period, minus the Borrowing Group’s Share of the following for such period: (i) Capital Replacements, (ii) Fixed Charges and (iii) the amount of the minimum required dividends for the REIT to maintain its REIT Status.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(j).

“Fund” means any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as of any date of determination, for any Person, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than surety bonds and bonds supporting utility deposits or other comparable security deposits), (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital lease obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or its Subsidiary is a general partner or joint venturer with liability for joint venture obligations, unless such Indebtedness is expressly made not Recourse to the Person or such Subsidiary; provided, however, that solely for purposes of Sections 7.03(g) and 7.11 and the definitions relating to calculations of financial covenants contained therein, “Funded Indebtedness” shall exclude Intra-Company Debt, deferred income taxes, security deposits, accounts payable and accrued liabilities and any prepaid rent (as and to the extent such terms are defined under GAAP).

“Funds From Operations” means, with respect to Borrowers and their Subsidiaries on a consolidated basis, net income calculated in accordance with GAAP, excluding gains or losses from debt restructuring and sales of depreciable property, plus depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures (with adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis) and the payment of dividends on preferred Stock, as interpreted by the National Association of Real Estate Investment Trusts in its April 1, 2002, White Paper; provided, however, the following shall be excluded when calculating “Funds From Operations”: (i) non-cash adjustments for preferred Stock issuance costs, (ii) non-cash adjustments for loan amortization costs and (iii) non-cash adjustments for impairment losses on real estate development assets, net of any Tax benefit. Funds From Operations shall be determined on a pro forma basis to give effect to the Specified Acquisition, as if the Specified Acquisition was consummated on the first day of the applicable period, based on the actual results of the assets subject to the Specified Acquisition during the applicable period.

“Future Redevelopment” has the meaning specified in the definition of “Gross Asset Value”.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Gross Asset Value” means, as of any date of determination and without double counting any item, the sum of the Borrowing Group’s Share of the following:

(i) Cash (including Restricted Cash but excluding any Cash held in funds for Capital Expenditures and excluded in the determination of Capital Expenditure Reserve as provided in the definition thereof, and funds held in sinking funds or interest reserves), and Cash Equivalents;

(ii) Notes Receivable valued at net realizable value as of such date of determination in accordance with GAAP;

(iii) with respect to all real estate assets wholly or partially owned by such Person(s) throughout the most recent four fiscal quarters ending on or prior to such date of determination (other than Development Assets), the Adjusted Total NOI attributable to such real estate assets for such four quarter period divided by the Applicable Capitalization Rate;

(iv) with respect to all real estate assets wholly or partially owned on such date of determination, but acquired less than four fiscal quarters but at least one fiscal quarter preceding such date of determination (other than Development Assets and other than real estate assets for which Gross Asset Value is determined pursuant to clause (vii) of this definition), the Adjusted Total NOI attributable to such real estate assets for any period that such Person(s) owned such assets measured on an annualized basis and divided by the Applicable Capitalization Rate;

(v) with respect to all real estate assets wholly or partially owned on such date of determination, but acquired less than one fiscal quarter preceding such date of determination (other than Development Assets), 100% of the purchase price paid by such Person(s) for such assets;

(vi) 100% of the book value (determined in accordance with GAAP) of Development Assets and Unimproved Land owned as of such date of determination;

(vii) with respect to real estate assets wholly or partially owned on such date of determination, that were previously considered Development Assets but have achieved at least 85% occupancy (“Stabilized Occupancy”) for at least one complete fiscal quarter within the most recent four fiscal quarters ending on or prior to such date of determination, the Adjusted Total NOI attributable to each such real estate asset calculated by annualizing the complete fiscal quarter(s) of Adjusted Total NOI after achieving Stabilized Occupancy (including, for the avoidance of doubt, the first complete fiscal quarter of Stabilized Occupancy for such asset), and dividing such Adjusted Total NOI (as so annualized to the extent less than four complete fiscal quarters have elapsed following the achievement of Stabilized Occupancy) by the Applicable Capitalization Rate (until there are four such complete fiscal quarters, at which time Adjusted Total NOI attributable to such asset shall be determined according to the most recently completed four quarters), it being understood and agreed that, if Stabilized Occupancy is achieved during a period for which there is not a complete fiscal quarter of Adjusted Total NOI for any such real estate asset, such real estate asset shall continue to be valued as a Development Asset;

(viii) an amount equal to 400% of the aggregate EBITDA attributable to, without duplication, property and asset management fees of the Borrowing Group for the four consecutive fiscal quarter period preceding such date of determination; and

(ix) 100% of the book value (determined in accordance with GAAP) of the Permitted Junior Loans and Permitted Mortgage Certificates owned as of such date of determination; provided that, notwithstanding the foregoing, the book value of any such Permitted Junior Loans or Permitted Mortgage Certificates shall be $0.00 in the event (x) there exists, as of such date, any payment default under, or event of default or other event which would permit the acceleration of, such Permitted Junior Loans or Permitted Mortgage Certificates or (y) of the occurrence of any event or circumstance relating to any such Permitted Junior Loan or Permitted Mortgage Certificate which results in the modification of the payment “waterfall” provided for in the documentation underlying or relating to such Permitted Junior Loan or Permitted Mortgage Certificate that would otherwise be in effect absent such event or circumstance, which modification results in such Permitted Junior Loan or Permitted Mortgage Certificate receiving reduced or modified payments or otherwise being locked out from receiving any cash flow.

For purposes of this definition, (A) if the Borrowing Group’s Share of Investments in Non-Core Assets has an aggregate book value that exceeds 7.5% of the Gross Asset Value then in effect, (B) if the Borrowing Group’s Share of Investments in Development Assets has an aggregate book value that exceeds 15% of the Gross Asset Value then in effect, (C) if the Borrowing Group’s Share of Investments in Non-Controlled Entities has an aggregate net book value (valued at the Borrowing Group’s Share of the book value less depreciation and associated Indebtedness) that exceeds 20% of the Gross Asset Value then in effect or (D) the Borrowing Group’s Share of Investments in Non-Core Assets, Development Assets and Non-Controlled Entities exceeds in the aggregate 25% of the Gross Asset Value then in effect, then in each case (and without duplication) such excess shall be excluded from the calculation of Gross Asset Value. Notwithstanding the foregoing, for purpose of calculating Gross Asset Value, any income producing property that is a multi-unit phased development property as to which Construction/Renovation (other than New Construction) is (or will be, as to any Future Redevelopment (as defined below)) ongoing (“Redevelopment”) with respect to only a portion of the buildings on such property, which Redevelopment (x) does not impact the leasing, occupancy or rental rates of the balance of such property not under Redevelopment, (y) is being undertaken with respect to the entirety of a particular tower or building of such project, and (z) is being diligently pursued to completion as to any portion of such tower or building for which Redevelopment has commenced (any such real estate asset meeting the foregoing requirements, including the portion undergoing Redevelopment and the portion not undergoing Redevelopment, a “Partial Redevelopment Asset”), the following shall apply:

(1) that portion of the Partial Redevelopment Asset that is not undergoing Redevelopment (other than any Future Redevelopment) will be included under clause (iii) or (iv) of this definition, as applicable, with the Adjusted Total NOI attributable to such portion being based on the percentage that the Adjusted Total NOI attributable to the portion of the Partial Redevelopment Asset that is not undergoing Redevelopment bears to the Adjusted Total NOI for the entire Partial Redevelopment Asset; provided that any portion of operating expenses applicable to the entire Partial Redevelopment Asset shall be adjusted to reflect those expenses (such as Taxes) allocable to the entire property, which allocation shall be done in a manner reasonably satisfactory to the Administrative Agent; and

(2) that portion of the Partial Redevelopment Asset that (I) has an occupancy level of less than 85% for the most recent complete quarter and as to which the Borrowers have provided written evidence satisfactory to the Administrative Agent that such other portion has been designated to undergo Redevelopment (a “Future Redevelopment”), which evidence may include such portions of the asset being added to or selected for inclusion as a property “Under Redevelopment” on a “Supplemental Schedule 10” to the REIT’s quarterly earnings reports (and, to the extent any such Future Redevelopment has not yet been added to such “Supplemental Schedule 10”, such Future Redevelopment shall have been identified as such in a Compliance Certificate delivered pursuant to this Agreement), or (II) is undergoing Redevelopment, will be included under clause (vi) of this definition; provided that the book value of any such portion of a Partial Redevelopment Asset that is undergoing Redevelopment or is a Future Redevelopment shall be determined by allocating a portion of the book value for the Partial Redevelopment Asset (determined in all cases without regard to any costs for Redevelopment previously done to any portion of such Partial Redevelopment Asset) to the Redevelopment based on the percentage that the Adjusted Total NOI attributable to the Redevelopment before such portion of the property become subject to Redevelopment bears to the Adjusted Total NOI for the entire Partial Redevelopment Asset at the time such portion of the property become subject to Redevelopment.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of any Borrower that has previously executed and delivered a counterpart of any Guaranty or executes and delivers a counterpart of any Guaranty on the Closing Date or from time to time thereafter pursuant to Section 6.12, in each case, unless and until such Person ceases to be a Guarantor in accordance with the Loan Documents, and collectively are referred to herein as the “Guarantors”. The Guarantors as of the Closing Date are set forth on Schedule 1.01G attached hereto.

“Guaranty” means the Amended and Restated Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” is defined in Section 2.03(c)(i).

“Increase Effective Date” is defined in Section 2.17(a)(iv).

“Indebtedness” means, as to any Person, at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than surety bonds and bonds supporting utility deposits or other comparable security deposits);

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital lease obligations of such Person;

(g) all obligations of such Person (other than Qualified Redemption Obligations) to purchase, redeem, retire or defease any Equity Interest in such Person, valued, in the case of a redeemable preferred interest, at the liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of Indebtedness of others of the type referred to in any of the foregoing clauses (a) through (g).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer with liability for joint venture obligations, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Subject to the following sentence and Section 1.03(c), the amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Solely for purposes of (i) Sections 7.03(g) and 7.11 and the definitions relating to calculations of financial covenants referenced or contained therein, “Indebtedness” shall exclude Intra-Company Debt, deferred income taxes, security deposits, accounts payable and accrued liabilities and any prepaid rent (as such terms are defined under GAAP) and (ii) Sections 7.03(g) and 7.11 and the definitions relating to calculations of financial covenants referenced or contained therein, and any other ratio or term of an accounting or financial nature, “Indebtedness” shall exclude the effect of the adoption of Accounting Standards Update No. 2016-02 by the Financial Accounting Standards Board in February 2016 (“ASU 2016-02”) such that capital lease obligations and “Indebtedness” shall specifically exclude liabilities that were considered operating lease liabilities under GAAP prior to the adoption of ASU 2016-02.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Initial Term Loan Maturity Date” means June 30, 2018.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs, but only to the extent such intangible assets are material or separately and distinctly identified in a line item on the REIT’s balance sheet.

“Interest Expense” means, for any Person and for any period, without duplication, the sum of (x) gross interest expense paid, incurred or accrued during such period by such Person (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments), including capitalized interest, plus (y) the portion of the upfront costs and expenses for Swap Contracts relating to interest rate hedges entered into by such Person (to the extent not included in gross interest expense) fairly allocated to such Swap Contracts as expenses for such period, as determined for such Person in accordance with GAAP, provided, that, included in Interest Expense will be all interest expense accrued by Borrowers and their respective Subsidiaries during such period, even if not payable on or before the Revolving Credit Maturity Date or Term Loan Maturity Date, and excluded from Interest Expense will be all amortization of costs for the issuance of debt and interest accrued under any Intra-Company Debt and all upfront fees, arrangement fees, commitment fees, commissions and similar charges associated with the issuance of Indebtedness.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and (x) as to any Base Rate Loan that is a Revolving Loan, the Revolving Credit Maturity Date and (y) as to any Base Rate Loan that is a Term Loan, the Term Loan Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any (x) Base Rate Loan (including a Swing Line Loan) that is a Revolving Loan, the last Business Day of each calendar month and the Revolving Credit Maturity Date and (y) Base Rate Loan that is a Term Loan, the last Business Day of each calendar month and the Term Loan Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their applicable Revolving/Term Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall (x) extend beyond the Revolving Credit Maturity Date with respect to any Revolving Loan or (y) extend beyond the Term Loan Maturity Date with respect to any Term Loan.

“Interest Reserves” means, with respect to any Indebtedness, the aggregate of all sums held by any applicable lender as reserves for future interest payments in respect of the Borrowing Group’s Share of such Indebtedness.

“Intra-Company Debt” means all Indebtedness (whether book-entry or evidenced by a term, demand or other note or other instrument) owed by any member of the Borrowing Group to any other member of the Borrowing Group; provided, that, all such Intra-Company Debt owed by Borrowers or any Guarantor (excluding a de minimis amount thereof not to exceed $250,000) shall be subordinated in right of payment to the payment in full of the Obligations in accordance with the terms of the Intra-Company Loan Subordination Agreement.

“Intra-Company Loan Subordination Agreement” means an Amended and Restated Intra-Company Loan Subordination Agreement, in the form attached hereto as Exhibit G (with such amendments or modifications thereto as may be agreed to by the Administrative Agent), with respect to Intra-Company Debt, in favor of Administrative Agent for the ratable benefit of Lenders, and entered into by each of the lenders of the Intra-Company Debt, Borrowers and Guarantors.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the book value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer that issued such Letter of Credit and the Borrowers (or any Subsidiary) or in favor such L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form attached hereto as Exhibit H.

“Joint Lead Arrangers” means, as to the Revolving Credit Facility, KeyBanc Capital Markets, Wells Fargo Securities and PNC Capital Markets LLC, in their capacities as joint lead arrangers and joint book managers and, as to the Term Loan Facility, KeyBanc Capital Markets, Wells Fargo Securities, PNC Capital Markets LLC and U.S. Bank National Association, in their capacities as joint lead arrangers and joint book managers.

“KeyBank” means KeyBank National Association and its successors.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by 5:00 p.m. on the Honor Date (or, if the Borrowers were notified of such drawing on or after the Honor Date, not later than 5:00 p.m. on the following Business Day) or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) KeyBank, in its capacity as issuer of Letters of Credit issued by it hereunder and in its capacity as issuer of each Existing Letter of Credit issued by it, together with its successors in such capacity, (b) Bank of America, N.A., in its capacity as issuer of the Existing Letter of Credit issued by it, together with its successors in such capacity and (c) any other Revolving Credit Lender or Revolving Credit Lenders selected by the Borrowers which agrees to act as an L/C Issuer and is reasonably satisfactory to the Administrative Agent, in its capacity as issuer of Letters of Credit issued by such Revolving Credit Lender hereunder, together with its successors in such capacity; provided that under no circumstances shall there be more than three L/C Issuers at any time.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means (a) each Revolving Credit Lender and (b) each Term Loan Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing to the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer that issued such Letter of Credit.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Leverage Ratio” means, on any date of determination, the ratio of (a) Total Funded Indebtedness as of such date to (b) Gross Asset Value as of such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Revolving Loan, a Swing Line Loan and a Term Loan, as the context requires.

“Loan Documents” means this Agreement, each Revolving Note, the Swing Line Note, each Term Loan Note, each Issuer Document, the Fee Letter, the Guaranty, the Intra-Company Loan Subordination Agreement, the Pledge Agreements, and other instrument, document or agreement from time to time delivered by a Loan Party in connection with this Agreement.

“Loan Parties” or “Loan Party” means, individually or collectively, the Borrowers, each Guarantor and each Subsidiary which is party to a Pledge Agreement, as applicable.

“Lockedout Cap” means $166,666,666.00.

“Lockedout Term Loans” means an Outstanding Amount of the Term Loans equal to $166,666,666.00, less any Term Loans previously repaid that were subject to the Yield Maintenance Premium.

“Lockout Period” means the period through and including the date that is six (6) months from the Closing Date.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowers or the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of (x) a Borrower or (y) the Loan Parties (other than the Borrowers), taken as a whole, to perform the Obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents.

“Material Subsidiary” has the meaning specified in Section 6.12(a).

“Maximum Rate” has the meaning specified in Section 10.09.

“Mezzanine Indebtedness” means Indebtedness of the Borrowers or any of their Subsidiaries secured by a pledge of one or more equity interests in a Single Purpose Entity owning only one real property asset, where such real property asset is prohibited from being further encumbered.

“Moderate Redevelopment” means any renovation of any multi-family property that does not involve any demolition of existing units and which does not involve (a) taking units out of service for more than 30 consecutive days or (b) more than 20% of the total units in a multi-family property, in each case at any particular time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAPICO Assets” means assets of National Partnership Investments Corp., a California corporation and a Subsidiary of AIMCO/Bethesda.

“Negative Pledge Assets” means, collectively, (i) the Note(s) Receivables (other than any Note(s) Receivables that may be approved by the Required Lenders), (ii) all property management contracts of the Borrowing Group, and (iii) the Borrowing Group’s general partnership interests in partnerships that own properties managed by any member of the Borrowing Group.

“Net Disposition Proceeds” means, with respect to any Disposition of any property (including as a result of casualty or condemnation and any purchase price refund in respect of any acquisition), Subsidiary, Affiliate or material property management contract, the Borrowing Group’s Share of Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise or any earnout payments after the closing of a Disposition, but only as and when so received) or Cash Equivalents received from such Disposition, net of any bona fide direct costs incurred in connection with such Disposition, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Disposition as a result of any gain recognized in connection with such Disposition and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Stock or assets in question and that is required to be repaid under the terms thereof as a result of such Disposition.

“Net Income” means, for any period and for any Person, the net income (loss) of the Person (including net income (loss) attributable to noncontrolling interests in consolidated real estate partnerships) for that period, determined in accordance with GAAP; provided that there shall be excluded the net amount of any gains or non-cash losses.

“Net Operating Income” means, for any period, as to any real property asset (a) all gross revenues received from the operation of such property during such period (including, without limitation, payments received from insurance on account of business or rental interruption and condemnation proceeds from any temporary use or occupancy, in each case, to the extent attributable to the period for which such Net Operating Income is being determined, but excluding any proceeds from the sale or other disposition (other than by lease) of any part or all of such property; or from any financing or refinancing of such property; or from any condemnation of any part or all of such property (except for temporary use or occupancy); or on account of a casualty to the property (other than payments from insurance on account of business or rental interruption); or any security deposits paid under leases of all or a part of such property, unless forfeited by tenants), minus (b) all reasonable and customary property maintenance and repair costs, leasing and administrative costs, management fees and, without double counting, real estate taxes and insurance premiums paid or accrued on account of such property (whether by direct payment or by deposit into reserves for future payment) (exclusive of Capital Expenditures). When calculating Net Operating Income, there shall be no deduction for any non cash items, such as depreciation.

“New Construction” means the development and construction of any new multi-family property by any Borrower, any Guarantor or any of their respective Subsidiaries and shall not include any renovations, rehabilitations or expansions of existing multi-family properties.

“Non-Consenting Lender” means any Lender that does not provide consent in any circumstance where the consent of all or any affected Lenders is required pursuant to Section 10.01, but only the consent of the Required Lenders is obtained.

“Non-Controlled Entities” means, as of any date of determination, any Person not consolidated by the Borrowing Group in accordance with GAAP as of such date.

“Non-Core Assets” means: (i) unimproved land (other than Development Assets) of the Borrowing Group and Notes Receivable of the Borrowing Group valued at their net book value, (ii) Permitted Junior Loans, and (iii) Permitted Mortgage Certificates.

“Non-Recourse Indebtedness” means Indebtedness which is not Recourse Indebtedness.

“Note(s)” means each Revolving Note, the Swing Line Note and each Term Loan Note.

“Note(s) Receivable” means a payment obligation to a member or members of the Borrowing Group (other than Intra-Company Debt) which is evidenced by a written and enforceable promissory note and which is classified as a note receivable in accordance with GAAP.

“NYSE” means the New York Stock Exchange.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, or, in each case, equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction.

“Original Closing Date” is defined in the recitals to this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Partnership Units” means the units of limited partnership interest in the Borrowers or any of their Subsidiaries, as the case may be, issued and outstanding from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes, has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Junior Loans” means Investments by any Person in the Borrowing Group in Indebtedness consisting of junior mortgage loans and/or mezzanine loans secured by equity interests, initially owed by Persons that were Subsidiaries of the Borrowing Group (regardless of whether such Persons continue to be Subsidiaries of the Borrowers); provided that the owner of any such Investments must be a Borrower or Guarantor.

“Permitted Mortgage Certificates” means Investments by any Person in the Borrowing Group in one or more tranches or series of collateralized mortgage backed securities or certificates initially owed by any Person with respect to Indebtedness of one or more Subsidiaries of the Borrowing Group; provided that the owner of any such Investments must be a Borrower or Guarantor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02(h).

“Pledge Agreement” means an Amended and Restated Security Agreement (Securities), in the form of Exhibit I-1 or I-2, attached hereto (with such amendments or modifications thereto as may be agreed to by the Administrative Agent), in favor of the Administrative Agent for the ratable benefit of the Lenders and entered into by a Borrower or a Subsidiary of a Borrower that owns the Collateral as described therein.

“PNC” means PNC Bank, National Association and its successors.

“Public Lender” has the meaning specified in Section 6.02(h).

“Qualified Redemption Obligations” means, (i) in the case of AIMCO, the obligation of AIMCO to acquire or redeem issued Partnership Units which obligation AIMCO may elect to satisfy with shares of common Stock of the REIT and (ii) any obligation of a Person to redeem or repurchase an Equity Interest in such Person either (a) upon the happening of a change of control or other conditional event which is not reasonably likely to occur and which condition is set forth in the applicable securities and which event has in fact not occurred prior to the date of determination hereunder, or (b) at the holder’s option (except following or as a result of circumstances described in clause (a) above) only after the date which is one year after the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date or (c) at any time on or subsequent to the one year anniversary of the Maturity Date. In all events, “Qualified Redemption Obligations” include all preferred Equity Interests which are convertible only into common Stock of the REIT.

“Rating Agencies” means S&P, Moody’s and Fitch, collectively, and “Rating Agency” means S&P, Moody’s or Fitch.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any L/C Issuer, as applicable.

“Recourse” means, with respect to any Indebtedness or Guarantee of any Person, that such Indebtedness or Guarantee is recourse to the general assets and/or properties of such Person (except as provided below); provided, however, that with respect to Indebtedness secured by real property which is characterized as “nonrecourse” or which is only Recourse to the real property of the Person except for limitations to the “nonrecourse” nature of the obligation or Indebtedness or Guarantees which are recourse to a Person or such Person’s assets and/or properties only upon the occurrence of certain events such as those set forth in (a) through (k) below, such Indebtedness or Guarantees shall only be deemed “Recourse” if and to the extent the nonrecourse exceptions (if any) are for the Person’s liability for the following under the applicable loan documentation and any of the events described in clauses (a) through (k) have occurred and the lender or holder of such Indebtedness or Guarantee has given written notice of the occurrence thereof: (a) fraud, waste, material misrepresentation, or willful misconduct; (b) indemnification with respect to environmental matters or failure to comply with Environmental Laws; (c) failure to maintain required insurance policies; (d) misapplication of insurance proceeds, condemnation awards and tenant security deposits; (e) breach of covenants relating to unpermitted transfers or encumbrances of real property or other collateral; (f) misappropriation or misapplication of property income; (g) breach of covenants relating to unpermitted transfers of interests in a Person; (h) failure to deliver books and records; (i) failure to pay transfer fees or charges; (j) bankruptcy filings or (k) other matters similar to those set forth in clauses (a) through (j) above or otherwise constituting customary exceptions for nonrecourse financings. An obligation of a Person that is not Recourse to the general assets and/or properties of such Person shall not be considered a “Recourse” obligation; an obligation of a Person that is contingent upon the occurrence of certain events shall not be considered a “Recourse” obligation unless any of the events or circumstances described in clauses (a) through (k) above have occurred and the lender or holder of such Indebtedness or Guarantee has given written notice of the occurrence of such events (in which case the amount of such obligation shall be limited to reasonably anticipated liability resulting from the occurrence of such events or circumstances). Indebtedness of a Single Purpose Entity secured by that Single Purpose Entity’s assets shall not be considered a “Recourse” obligation of such Single Purpose Entity.

“Recourse Indebtedness” means that portion of Total Funded Indebtedness in which the Recourse of the applicable lender or lenders to the obligor for non-payment is not limited to such lender’s Lien on an asset or assets, including any guarantee of payment by a member of the Borrowing Group to the extent such guarantee is Recourse to such Borrowing Group member but in any event excluding any Indebtedness or Guarantees which are not Recourse at the applicable date of determination. “Recourse Indebtedness” shall include any Indebtedness consisting of preferred Stock or preferred Partnership Units which are not Qualified Redemption Obligations but are otherwise mandatorily redeemable or redeemable at the option of the holder thereof. If a Person is a Single Purpose Entity which owns a real property asset and has Indebtedness which is not limited in recourse to that real property asset, such Indebtedness shall not be considered “Recourse Indebtedness”, provided no other member of the Borrowing Group has guaranteed such Indebtedness on a Recourse basis as of the applicable date of determination (such exclusions to encompass any Guarantees which are limited to customary non-recourse exemptions).

“Register” has the meaning specified in Section 10.06(c).

“REIT” is defined in the preamble to this Agreement.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans or Term Loans, a Revolving/Term Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Total Term Loan Outstandings plus (b) the then available and unfunded Aggregate Term Loan Commitments, if any, plus (c) the Revolving Credit Commitments then in effect or, if the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the Revolving Credit Commitments then in effect or, if the Commitment of each Revolving Credit Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided that the Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Supermajority Lenders” means, as of any date of determination, Lenders having 67% or more of the sum of (a) the Total Term Loan Outstandings plus (b) the then available and unfunded Aggregate Term Loan Commitments, if any, plus (c) the Revolving Credit Commitments then in effect or, if the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders.

“Required Term Loan Lenders” means, as of any date of determination, Term Loan Lenders having more than 50% of the Total Term Loan Outstandings.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or any executive vice president of a Loan Party and, for purposes of Sections 2.17(a)(v)(i) and 4.01(a)(iii), the secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means the Borrowing Group’s Share of any Cash pledged to any lender (including a Lender) and includes the Cash indicated in the line item for “restricted cash” in the REIT’s balance sheet from time to time.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest of such Person, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including as increased under Section 2.17).

“Revolving Credit Facility” means the Revolving Credit Commitment and the Revolving Loans and Swing Line Loans made, and the Letters of Credit issued, pursuant thereto.

“Revolving Credit Lender” means (a) each Person party hereto as a “Revolving Credit Lender” on the Closing Date and (b) any Person that shall have become party hereto as a “Revolving Credit Lender” pursuant to an Assignment and Assumption, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and, as the context requires, includes the Swing Line Lender.

“Revolving Credit Maturity Date” means January 22, 2022, or such earlier date on which the Revolving Loans shall become due and payable pursuant to the terms hereof.

“Revolving Loan” means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrowers by a Revolving Credit Lender in accordance with its Applicable Percentage pursuant to Section 2.01(a), except as otherwise provided herein and shall include the Existing Revolving Loans.

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.

“Revolving/Term Loan Notice” means a notice of (a) a Revolving Borrowing and/or Term Loan Borrowing, (b) a conversion of Revolving Loans and/or Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“S&P” means S&P Global Inc., and any successor thereto.

“Sanctions Laws and Regulations” means any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered or enforced by (a) OFAC or any successor to OFAC carrying out functions similar to the foregoing, (b) the United States Department of State, (c) the United Nations Security Council, (d) the European Union or (e) Her Majesty’s Treasury of the United Kingdom.

“Scheduled Amortization” means, with respect to any Person, the sum, as of any date of determination, of all regularly scheduled amortization payments paid or accrued on such Person’s Indebtedness (exclusive of balloon payments).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Report” means all filings on Form 10-K, Form 10-Q or Form 8-K with the SEC made by the REIT pursuant to the Securities Exchange Act of 1934.

“Second Tier Subsidiary” has the meaning specified in Section 6.12(a).

“Secured Indebtedness Ratio” means, on any date of determination, the ratio of (a) Total Secured Indebtedness as of such date, to (b) Gross Asset Value as of such date.

“Single Purpose Entity” means a Person which is created or existing solely to own a specific real property asset and which has no Indebtedness other than in conjunction with the acquisition, operation and maintenance of such real property asset (including normal and customary trade payables) and which engages in no business other than the ownership, operation and maintenance of such real property asset.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Acquisition” has the meaning specified in Section 6.11.

“Stabilized Occupancy” has the meaning specified in the definition of “Gross Asset Value”.

“Stock” means all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, perpetual preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act). Convertible debt shall not constitute Stock unless and until such debt is converted into the applicable underlying securities.

“Subsequent Approval Request” has the meaning specified in Section 9.11(b).

“Subsidiary” of a Person means (a) a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and (b) any corporation, partnership, joint venture, limited liability company or other business entity that is consolidated with such Person in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means KeyBank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note made by the Borrowers in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit C-2.

“Swing Line Sublimit” means an amount equal to $100,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Syndication Agents” means Wells Fargo and PNC, in their capacities as syndication agents under this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrowers by a Term Loan Lender in accordance with its Applicable Percentage pursuant to Section 2.01(b).

“Term Loan Borrowing” means a borrowing of Term Loans pursuant to Section 2.01(b).

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01, in the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including as increased under Section 2.17).

“Term Loan Facility” means the Term Loan Commitment and the Term Loans made pursuant thereto.

“Term Loan Lender” means (a) each Person party hereto as a “Term Loan Lender” on the Closing Date and (b) any Person that shall have become party hereto as a “Term Loan Lender” pursuant to an Assignment and Assumption, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term Loan Maturity Date” means the Initial Term Loan Maturity Date, as such date may be extended as provided in Section 2.16, or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof; provided, however, that, in each case, if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Term Loan Note” means a promissory note made by the Borrowers in favor of a Term Loan Lender evidencing Term Loans made by such Term Loan Lender, substantially in the form of Exhibit C-3.

“Threshold Amount” means (a) with respect to Indebtedness that is not Recourse Indebtedness, $250,000,000 individually or in the aggregate, and (b) with respect to Indebtedness which is Recourse Indebtedness, $35,000,000 individually or in the aggregate; provided that solely for purposes of determining the Threshold Amount, Indebtedness relating to NAPICO Assets shall be calculated as equal to Borrowing Group’s Share thereof to the extent that such share (x) is an administrative non-controlling interest, and (y) amounts to less than 5% of the interest in any such NAPICO Asset.

“Total EBITDA” means, for any period and without double counting, the Borrowing Group’s Share of EBITDA.

“Total Funded Indebtedness” means, for any period and without double counting, the sum of the Borrowing Group’s Share of (a) Funded Indebtedness, minus (b) its share of any debt service reserves or sinking funds with respect to such Funded Indebtedness.

“Total Interest Expense” means, for any period and without double counting, the sum of (a) the Borrowing Group’s Share of Interest Expense, minus (b) the aggregate amount of Interest Reserves (to the extent included as interest).

“Total Net Operating Income” means, for any period and without double counting, the Borrowing Group’s Share of Net Operating Income.

“Total Outstandings” means the sum of (a) the Total Revolving Credit Outstandings plus (b) Total Term Loan Outstandings.

“Total Revolving Credit Outstandings” means the sum of (i) the aggregate Outstanding Amount of all Revolving Loans, (ii) the aggregate Outstanding Amount of all Swing Line Loans, and (iii) the aggregate Outstanding Amount of all L/C Obligations.

“Total Scheduled Amortization” means, for any period of determination and without double counting any item, the Borrowing Group’s Share of Scheduled Amortization.

“Total Secured Indebtedness” means, as of any date of determination and without double counting any item, the aggregate amount of Total Funded Indebtedness that is secured by a Lien (excluding Indebtedness secured solely by cash in debt service reserves or sinking funds), plus, any Total Funded Indebtedness described in the last sentence of the definition of Recourse Indebtedness which is otherwise not secured by a Lien; provided, however, that the Obligations shall be excluded from the calculation of Total Secured Indebtedness.

“Total Term Loan Outstandings” means the aggregate Outstanding Amount of all Term Loans.

“Total Unsecured Indebtedness” means, for any period of determination, the aggregate amount of the Borrowing Group’s Share of Funded Indebtedness which is not secured by a Lien (excluding Indebtedness secured solely by cash in debt service reserves or sinking funds); provided, however, that the Obligations shall be included in the calculation of Total Unsecured Indebtedness.

“Treasury Rate” means the yield calculated by the Administrative Agent by the linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%)) of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities on the date five (5) Business Days prior to the date of any prepayment of the Lockedout Term Loans, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the last day of the Lockout Period. (In the event Release H.15 is no longer published, the Administrative Agent shall select a comparable publication to determine the Treasury Rate.) The Administrative Agent shall notify the Borrowers of the amount and the basis of determination of the required Yield Maintenance Premium, and the Administrative Agent’s determination of the Treasury Rate shall be conclusive absent manifest error. Notwithstanding the foregoing, if at any time the Treasury Rate determined as provided above is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Type” means, with respect to a Revolving Loan or a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unencumbered Subsidiary” has the meaning specified in Section 6.12(a).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unimproved Land” means, as of any date of determination, a legal parcel of real property that is vacant and unimproved and which does not constitute Development Assets.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(3).

“Wells Fargo” means Wells Fargo Bank, N.A. and its successors.

“Wholly-Owned Subsidiary” means a Subsidiary of AIMCO and/or the REIT and/or AIMCO/Bethesda of which 100% of the Equity Interests is owned directly or indirectly by (i) Borrowers or (ii) for purposes of the last sentence of Section 6.12 one or more Guarantors.

“Withholding Agent” means the REIT, any Borrower, any Guarantor and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Maintenance Premium” means, as to any Lockedout Term Loans prepaid prior to the end of the Lockout Period, an amount determined by the Administrative Agent equal to the net present value, as of the date of such prepayment, of the Applicable Rate (determined using the Applicable Rate for Term Loans that are Eurodollar Rate Loans (assuming the Credit Rating Level in effect as of the date of such prepayment remains unchanged through and including the last day of the Lockout Period)) that would have accrued and been payable on the principal amount of such Lockedout Term Loans so prepaid from the date of such prepayment through and including the last day of the Lockout Period, determined by discounting such amount of such interest payments at a rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually plus 0.50%.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” contained in Sections 2.16(d), 2.17(a)(v) and 4.02(a) and the qualifier “in any material respect” contained in Section 8.01(d) shall not apply solely with respect to any such representations and warranties.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, the Administrative Agent and the Borrowers); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Computations. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (iii) in a manner that excludes the effect of the adoption of ASU 2016-02 such that capital lease obligations shall specifically exclude liabilities that were considered operating lease liabilities under GAAP prior to the adoption of ASU 2016-02 and (iv) with respect to any assets with respect to which title thereto is held by a third party for the purposes of facilitating a property exchange under Section 1031 of the Code, such assets shall be deemed held by the Borrowing Group, and all income and revenues received with respect to such assets shall constitute income and revenues of the Borrowing Group derived from such assets.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans and Term Loans.

(a) Revolving Loans. The Existing Revolving Credit Lenders made one or more advances to the Borrower prior to the Closing Date in accordance with the terms of the Existing Credit Agreement (each such loan, to the extent outstanding on the Closing Date, an “Existing Revolving Loan”). Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees (i) that all Existing Revolving Loans made by it in its capacity as an Existing Revolving Credit Lender shall be deemed to have been made pursuant hereto, and, from and after the Closing Date shall be Revolving Loans hereunder and subject to and governed by the terms and conditions hereof, and (ii) to make Revolving Loans to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Term Loans. Subject to the terms and conditions hereof, on the Closing Date, each Term Loan Lender severally and not jointly agrees to make a Term Loan to the Borrower in an amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Upon the making of the Term Loans on the Closing Date, the Term Loan Commitments shall be reduced to zero. Any additional Term Loans made as a result of any increase in the Aggregate Term Loan Commitments pursuant to Section 2.17 shall be made on the applicable Increase Effective Date and each Term Loan Lender which elects to increase its Term Loan Commitment pursuant to Section 2.17 severally and not jointly agrees to make a Term Loan to the Borrower in an amount equal to (a) with respect to any existing Term Loan Lender, the amount by which such Term Loan Lender’s Term Loan Commitment was increased on the applicable Increase Effective Date and (b) with respect to any additional Term Loan Lender that establishes a Term Loan Commitment pursuant to Section 2.17, the amount of such additional Term Loan Lender’s Term Loan Commitment. Any amount of the Term Loans that is repaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 4:00 p.m., three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 4:00 p.m., one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving/Term Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers. Each Borrowing of, conversion to or continuation of, Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Revolving/Term Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Revolving Borrowing or a Term Loan Borrowing, a conversion of Revolving Loans or Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans or Term Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Revolving Loan or Term Loan in a Revolving/Term Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans or Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving/Term Loan Notice, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Revolving/Term Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans or Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 4:00 p.m. on the Business Day specified in the applicable Revolving/Term Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section

4.01), the Administrative Agent shall promptly (and, with respect to funds received prior to 4:00 p.m. on the Business Day specified in the applicable Revolving/Term Loan Notice, on the Business Day specified in the applicable Revolving/Term Loan Notice), make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of KeyBank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date a Revolving/Term Loan Notice with respect to a Revolving Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, (i) no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Credit Lenders and (ii) no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Term Loan Lenders.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in KeyBank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Borrowings and Term Loan Borrowings, all conversions of Revolving Loans or Term Loans from one Type to the other, and all continuations of Revolving Loans or Term Loans as the same Type, there shall not be more than ten Interest Periods in effect at any one time with respect to Revolving Loans and Term Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or their Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C

Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be Letters of Credit hereunder subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur more than 12 months after the Revolving Credit Maturity Date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder and such Defaulting Lender’s obligations to acquire a participation in such Letter of Credit cannot be reallocated, or can only be partially reallocated, among the non-Defaulting Lenders that are Revolving Credit Lenders in accordance with Section 2.15(a)(iv), unless such L/C Issuer has entered into arrangements mutually satisfactory to such L/C Issuer, Administrative Agent and Borrowers to eliminate such L/C Issuer’s risk with respect to such Revolving Credit Lender (which arrangements may include the providing of Cash Collateral in relation to the Borrowers’ obligations to pay any Unreimbursed Amounts in respect of such defaulting Revolving Credit Lender’s or Defaulting Lender’s participation in such Letter of Credit after giving effect to any partial reallocation pursuant to Section 2.15(a)(iv)).

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 4:00 p.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrowers shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer that issued such Letter of Credit a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrowers and the Administrative Agent and to any requesting Revolving Credit Lender a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer that issued such Letter of Credit shall notify the Borrowers and the Administrative Agent thereof. Not later than 2:00 p.m. on the date of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) (or, if the Borrowers were notified of such drawing on or after the Honor Date, not later than 5:00 p.m. on the following Business Day), the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (unless the Borrowers elect to reimburse such L/C Issuer through a Revolving Loan, in which case, the Borrower shall submit a Revolving/Term Loan Notice to the Administrative Agent as provided in Section 2.02(a) in an amount equal to the unreimbursed drawing (the “Unreimbursed Amount”) (without regard to the minimum and multiples specified in Section 2.02(a)) but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the other conditions set forth in Section 4.02). If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the Unreimbursed Amount, and the amount of such Revolving Credit Lender’s Applicable Percentage thereof and in such event, the Borrowers shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving/Term Loan Notice). Any notice given by the Borrowers, an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 4:00 p.m. on the Business Day specified in such notice by the Administrative Agent, which date will not be earlier than the Business Day after the Honor Date, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit issued by it, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Revolving/Term Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will promptly (but in any event within one (1) Business Day) notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Revolving Credit Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Intentionally Omitted.

(h) Applicability of ISP. Unless otherwise expressly agreed by an L/C Issuer and the Borrowers with respect to a Letter of Credit issued by such L/C Issuer (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Rate for Letters of Credit, stated as a percentage per annum times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer that issued such Letter of Credit pursuant to this Section 2.03 shall be payable, to the Revolving Credit Lenders that are non-Defaulting Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant Section 2.15(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account with respect to the amount of such fee allocable to such L/C Issuer’s Fronting Exposure arising from that Defaulting Lender, except to the extent such Fronting Exposure has been Cash Collateralized by a Borrower. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee (the “Fronting Fee”) with respect to each standby Letter of Credit issued by such L/C Issuer, in an amount equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such Fronting Fee, customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Credit Lender acting as Swing Line Lender, may exceed the amount of such Revolving Credit Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 4:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 5:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving/Term Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than 4.02(c)). The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Revolving/Term Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving/Term Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 4:00 p.m. on the day specified in such Revolving/Term Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any Revolving Credit Lender being a Defaulting Lender or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans (subject, in any event, to Section 2.05(d) with respect to any prepayment of Term Loans) in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than (A) 3:00 p.m. three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) 3:00 p.m. on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage (if any) of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such notice indicates that such prepayment is to be funded with the proceeds of a refinancing of the Loans and Commitments, such notice may be revoked if such refinancing is not consummated and such payment amount will not be due and payable. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders indicated in such notices in accordance with their respective Applicable Percentages.

(b) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Commitments then in effect, the Borrowers shall promptly (and, in any event, no later than the following Business Day) prepay the Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless, after the prepayment in full of the Revolving Loans, the Total Revolving Credit Outstandings exceed the Revolving Credit Commitments then in effect.

(d) Prior to the end of the Lockout Period, to the extent any voluntary prepayment of Term Loans reduces (or further reduces) the Outstanding Amount of Term Loans to an amount less than the Lockedout Cap such payment (but only to the extent of such reduction) shall be accompanied by the Yield Maintenance Premium (it being understood and agreed that in the case of any voluntary prepayment (or any portion thereof) that does not cause the Outstanding Amount of Term Loans to be less than the Lockedout Cap, such prepayment (or such portion thereof) shall not be subject to the Yield Maintenance Premium). At any time after the Lockout Period, the Borrowers may, upon notice to the Administrative Agent, from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty. By way of example, if the Outstanding Amount of Term Loans is $250,000,000 at the time a voluntary prepayment is made during the Lockout Period, and such prepayment is in the amount of $150,000,000, thereby reducing the Outstanding Amount of Term Loans to an amount equal to $100,000,000, (i) a Yield Maintenance Premium shall be due on $66,666,666 of such $150,000,000 prepayment, and (ii) any and all further voluntary prepayments during the Lockout Period would need to be accompanied by the Yield Maintenance Premium. The Borrowers acknowledge that the Yield Maintenance Premium is a bargained for consideration and is not a penalty. The Borrowers recognize that the Term Loan Lenders would incur substantial additional costs and expenses in the event of a prepayment of the Lockedout Term Loans and that the Yield Maintenance Premium compensates the Term Loan Lenders for such costs and expenses (including without limitation, the loss of the Term Loan Lenders’ investment opportunity during the Lockout Period). The Borrowers agree that the Term Loan Lenders shall not, as a condition to receiving the Yield Maintenance Premium, be obligated to actually reinvest the amount prepaid in any treasury obligation or in any other manner whatsoever.

2.06 Termination or Reduction of Revolving Credit Commitments.

The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments, or from time to time permanently reduce the Revolving Credit Commitments; provided that the Revolving Credit Commitments may not be reduced below $100,000,000 (except in connection with a termination of the Revolving Credit Commitments and payment in full of the Obligations thereunder) without the consent of (a) the Administrative Agent and (b) Wells Fargo (but solely, in the case of this clause (b), for so long as Wells Fargo is a Revolving Credit Lender hereunder and is a Syndication Agent); and, provided further, that (i) any such notice shall be received by the Administrative Agent not later than 3:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the

Revolving Credit Commitments. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued pursuant to Section 2.09 until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrowers shall repay on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) The Borrowers shall repay to the Swing Line Lender each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Swing Line Loan is made (provided that the foregoing shall not impair the right of the Borrowers to request a Revolving Loan to be made on or prior to such date to repay such Swing Line Loan by submitting a Revolving/Term Loan Notice to the Administrative Agent as provided in Section 2.02(a) (without regard to the minimum and multiples specified in Section 2.02(a)) and (ii) the Revolving Credit Maturity Date.

(c) The Borrowers shall repay on the Term Loan Maturity Date the aggregate principal amount of Term Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (x) in respect of Revolving Loans or Swing Line Loans (other than principal of any Revolving Loan or Swing Line Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Revolving Credit Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws or (y) in respect of Term Loans (other than principal of any Term Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Term Loan Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of (x) the Required Revolving Credit Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations in respect of Revolving Loans hereunder and (y) the Required Term Loan Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations in respect of Term Loans hereunder, in each case at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Intentionally Omitted.

(b) Facility Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender (other than any Revolving Credit Lender that is a Defaulting Lender) in accordance with its Applicable Percentage a facility fee (the “Facility Fee”) equal to the applicable “Facility Fee Rate” set forth in the table below multiplied by the actual daily amount of the Aggregate Revolving Credit Commitments from the date hereof in the case of each Revolving Credit Lender that is a party hereto on the Closing Date and from the effective date specified in the Assignment and Assumption pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender until the last day of the Availability Period, payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the last day of the Availability Period. The Facility Fee payable to the account of each Revolving Credit Lender shall be calculated daily for each period for which the Facility Fee is payable during such period at the rate per annum set forth below:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.125%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.25%
Credit Rating Level 5	0.30%

The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the “Facility Fee Rate” resulting from a change in the Credit Rating Level shall be effective until one Business Day after the date on which the Administrative Agent receives written notice, pursuant to Section 6.03(e) or addressed to the Administrative Agent from the applicable Rating Agency, of a change in such Credit Rating Level or otherwise confirms such change through information made publicly available by such Rating Agency.

(c) Other Fees.

(i) The Borrowers shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) The parties understand that the Applicable Rate and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrowers (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by a Borrower) at the time it was delivered to the Administrative Agent, and if the Applicable Rate or applicable fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. Administrative

Agent shall promptly notify the Borrowers in writing of any additional interest and fees due because of such recalculation, and the Borrowers shall pay such additional interest or fees due to Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of Administrative Agent’s, any L/C Issuer’s, or any Lender’s other rights under this Agreement.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon (provided that, in the event of a conflict between the accounts or records maintained by the Administrative Agent and those of any Lender, the accounts or records maintained by the Administrative Agent shall control absent manifest error on the part of the Administrative Agent). Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) the applicable Note(s), which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) All Existing Notes held by Revolving Credit Lenders shall be deemed replaced as of the date hereof, and each Person party to the Existing Credit Agreement in possession of an Existing Note shall promptly after the date hereof return such Existing Note to the Borrowers for cancellation. There shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Existing Credit Agreement and the Existing Notes, which Indebtedness is instead allocated among the Revolving Credit Lenders as of the date hereof in accordance with their respective Applicable Percentages of the Aggregate Revolving

Credit Commitments, and is evidenced by this Agreement and any Revolving Note(s), and the Revolving Credit Lenders shall as of the date hereof make such adjustments to the outstanding Revolving Loans of such Revolving Credit Lenders so that such outstanding Loans are consistent with their respective Applicable Percentages of the Aggregate Revolving Credit Commitments.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice by the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Revolving Credit Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans, of the Term Loan Lenders to make Term Loans and of the Lenders to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Revolving Credit Lender to make any Revolving Loan or to fund any such participation, of any Term Loan Lender to make any Term Loan or of any Lender to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation, to make its Term Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or any participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including, for the avoidance of doubt, as this Agreement may be amended from time to time) (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral as provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party party hereto consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued by it and such drawing has resulted in an L/C Borrowing, then upon the request of the Administrative Agent, Borrowers shall promptly (but in any event within one (1) Business Day) Cash Collateralize the then Outstanding Amount of all L/C Obligations; provided that so long as no Event of Default exists, any such Cash Collateral will be released to the Borrowers upon payment in full of such L/C Borrowing. Additionally, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall immediately (i) Cash Collateralize the then Outstanding Amount of all L/C Obligations, or (ii) to the extent approved by the applicable L/C Issuer (to which an L/C Obligation is owed) in its sole discretion, cause “back to back” letters of credit with respect to all outstanding Letters of Credit issued by such L/C Issuer to be issued. At any time there shall exist a Revolving Credit Lender that is a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any L/C Issuer or the Swing Line Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15 and any Cash Collateral provided by such Defaulting Lender).

(b) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at KeyBank.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Section 2.05, 2.15 or 8.02(c) in respect of Letters of Credit or Swing Line Loans shall be applied to the satisfaction of the specific L/C Obligations, Swing Line Loans and obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure or other obligations shall be released promptly following, and to the extent of, (i) the elimination or reduction of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi)), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that, subject to Section 2.15 the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ and/or the Swing Line Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and/or Swing Line Loans issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments and Term Loan Commitments, as applicable, without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Such Defaulting Lender (x) shall not be entitled to receive any Facility Fee pursuant to Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall (A) be required to pay to each of the L/C Issuers and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender, except to the extent the Fronting Exposure arising from the Defaulting Lender has been reallocated pursuant to clause (iv) below or Cash Collateralized by the Borrowers and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Revolving Credit Lenders that are non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of the Revolving Loans of such non-Defaulting Lender, plus such non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, unless such portion of the Swing Line Loans can be refinanced by a Revolving Borrowing made only by non-Defaulting Lenders in accordance with Section 2.04(c)(i), prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent (and, as to any Defaulting Lender that is a Revolving Credit Lender, the Swing Line Lender and each L/C Issuer) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16 Extension of Initial Term Loan Maturity Date.

The Borrower shall have the right and option to extend the Initial Term Loan Maturity Date to June 30, 2019, upon satisfaction of solely the following conditions precedent, which must be satisfied at or prior to the effectiveness of any extension of the Initial Term Loan Maturity Date:

(a) Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Administrative Agent at least thirty (30) days prior to (but not more than one hundred twenty (120) days days prior to) the Initial Term Loan Maturity Date.

(b) Payment of Extension Fee. The Borrower shall pay to the Administrative Agent for the pro rata accounts of the Term Loan Lenders in accordance with the outstanding principal amount of their respective Term Loans an extension fee in an aggregate amount equal to 0.20% of the outstanding principal amount of the Term Loans on the Initial Term Loan Maturity Date, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c) No Default. On the Initial Term Loan Maturity Date there shall exist no Default or Event of Default.

(d) Representations and Warranties. The representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Initial Term Loan Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

2.17 Increase in Commitments.

(a) Increase in Commitments.

(i) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Aggregate Revolving Credit Commitments and/or the Aggregate Term Loan Commitments and/or request new Commitments of up to (for all such requests) $200,000,000 (it being understood and agreed, for the avoidance of doubt, that the aggregate of all increases in the

Aggregate Revolving Credit Commitments and/or the Aggregate Term Loan Commitments and/or new Commitments pursuant to this Section 2.17 shall not exceed $200,000,000); provided that any such request for an increase shall be in a minimum amount of $10,000,000. Such notice shall indicate the proposed Applicable Rate (or other applicable interest rate margins) for such new Commitments. In the event new Commitments are to be provided, no consent of any Lender shall be required in connection with the issuance of any such new Commitments, regardless of whether the Applicable Rate (or other applicable interest rate margins) for such new Commitments or Loans made pursuant hereto is less than or greater than that for any other Commitments or Loans hereunder.

(ii) Lender Elections to Increase. In no event shall any Lender be obligated to provide an additional Commitment.

(iii) Additional Lenders. Increases in the Aggregate Revolving Credit Commitments and/or the Aggregate Term Loan Commitments and/or new Commitments may be provided by Lenders or Eligible Assignees. Increases in the Aggregate Revolving Credit Commitments and/or the Aggregate Term Loan Commitments and/or new Commitments may be effected pursuant to a Joinder Agreement or amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(iv) Effective Date and Allocations. If the Aggregate Revolving Credit Commitments and/or the Aggregate Term Loan Commitments are increased or if new Commitments are provided in accordance with this Section, (x) the Administrative Agent, (y) Wells Fargo (but solely, in the case of this clause (y), for so long as Wells Fargo is a Lender hereunder and is a Syndication Agent) and (z) the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or new Commitments under this clause (a). The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase or new Commitments and the Increase Effective Date. Any such increase or new Commitments may be drawn upon subject to the satisfaction of the applicable conditions precedent set forth in Section 4.02.

(v) Conditions to Effectiveness of Increase. As a condition precedent to such increase or new Commitments under this clause (a), the Borrowers shall deliver to the Administrative Agent a certificate of the Borrowers dated as of the Increase Effective Date signed by a Responsible Officer of the Borrowers (i) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, to the knowledge of Borrowers (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects, on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, to the knowledge of the Borrowers, they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B)

no Default exists. In connection with any increase in the Aggregate Revolving Credit Commitments, the Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Aggregate Revolving Credit Commitments under this Section (which prepayments will not be on a pro rata basis with respect to the outstanding Commitments prior to the effectiveness of any such increase). Notwithstanding any provisions of this Agreement to the contrary, the Borrowers may borrow from the Lenders providing such increase in the Commitments (on a non pro rata basis with Lenders not providing such increase) in order to fund such prepayment.

(vi) Amendments. The Administrative Agent and the Borrowers may, without the consent of any Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to effect the increase in Commitments pursuant to this Section 2.17(a), including, without limitation, establishing pricing, commitment fees and the maturity of any new Commitments and Loans, incorporation of a new revolving or term loan tranche and amendments in respect of borrowing and prepayment procedures for any new revolving or term loan tranche.

(b) Conflicting Provisions. This Section 2.17 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. All payments by any Borrower hereunder and under any of the other Loan Documents shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by a Borrower or a Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification.

(i) The Borrowers shall indemnify each Recipient, within 10 days after demand therefor (accompanied by reasonable back-up documentation), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, setting forth in reasonable detail the basis and calculation of such amounts, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that a Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Any Administrative Agent, L/C Issuer or Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Administrative Agent, L/C Issuer or Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not the Administrative Agent or such L/C Issuer or Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), an electronic copy (or an original if requested by any Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by any Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an electronic copy (or an original if requested by any Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank”

within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) electronic copies (or originals if requested by any Borrower or the Administrative Agent) of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by any Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), an electronic copy (or an original if requested by any Borrower or the Administrative Agent) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Section 1.1471-2(b)(2)(i) of the United States Treasury Regulations.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate

Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, immediately (or, so long as no violation of applicable Law by such Lender would occur as a result thereof, within one (1) Business Day of the date such Lender may not lawfully continue to maintain such Eurodollar Rate Loans). Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer,

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing is to increase the cost to such Lender or other Recipient of making, funding, converting into or continuing or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, L/C Issuer or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrowers will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof (accompanied by reasonable back-up documentation).

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided, the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13 (other than an assignment by a Defaulting Lender);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss relating to the Applicable Rate or anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such

Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT AND CREDIT EXTENSIONS

4.01 Conditions of Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image (e.g., “PDF” or “TIF” via electronic mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or by each of the Lenders or solely in the case of clause (v) below, special counsel to the Loan Parties, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) originally executed counterparts of this Agreement and any amendments or supplements to the Guaranty, the Pledge Agreements and the Intra-Company Loan Subordination Agreement;

(ii) an original Revolving Note executed by the Borrowers in favor of each Revolving Credit Lender requesting a Revolving Note, an original Term Loan Note executed by the Borrowers in favor of each Term Loan Lender requesting a Term Loan Note and an original Swing Line Note executed by the Borrowers in favor of the Swing Line Lender;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized as of the date hereof to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization;

(v) favorable opinions of each of Skadden, Arps, Slate, Meagher & Flom LLP, DLA Piper LLP (US), Ballard Spahr LLP, and Ice Miller LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to matters concerning the Loan Parties and the Loan Documents and in form and substance reasonably satisfactory to the Administrative Agent;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrowers certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) Intentionally Omitted; and

(ix) a (A) duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrowers most recently ended prior to the Closing Date (which shall, in any event, give pro forma effect to the Specified Acquisition and the Term Loans made on the Closing Date as if the Specified Acquisition had been consummated and the Term Loans had been made on the first day of the applicable test period) and (B) solvency certificate in form and substance reasonably satisfactory to the Administrative Agent, in each case signed by a Responsible Officer of the Borrowers.

(b) Any fees required to be paid hereunder on or before the Closing Date shall have been paid (or will be paid out of proceeds of a Borrowing made hereunder on the Closing Date).

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid (or will pay on the Closing Date) all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least one (1) Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving/Term Loan Notice requesting only a conversion of Revolving Loans and/or Term Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects to the knowledge of the Borrowers only as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Revolving/Term Loan Notice requesting only a conversion of Revolving Loans or Term Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty to the knowledge of the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization except to the extent permitted by Section 6.05 or 7.04, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Lien granted pursuant to the Loan Documents in favor of the Administrative Agent) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except to the extent that any of the foregoing referred to in clause (b) and (c) could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for filings or recordings in respect of the Liens created pursuant to the Loan Documents and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the REIT as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) together with the Form 10-K and Form 10-Q filings of the REIT, show all material indebtedness and other liabilities, direct or contingent, of the Borrowers and their Subsidiaries as of the respective dates thereof, including liabilities for Taxes, material commitments, Contractual Obligations and Indebtedness in accordance with GAAP or which are required to be disclosed in such financial statements under SEC rules and regulations.

(b) The unaudited consolidated balance sheet of the Borrowers and their Subsidiaries dated March 31, 2017, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated financial projections of the REIT delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, (it being understood that such projections are subject to uncertainties and contingencies, which may be beyond the control of the Borrowers and their Subsidiaries and that no assurance is given by the Borrowers that such projections will be realized).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of their Subsidiaries or against any of their properties or revenues that (a) questions the validity of this Agreement or any other Loan Document, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No member of the Borrowing Group is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each member of the Borrowing Group has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, taken as a whole, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Borrowers and their Subsidiaries have conducted a review of the effect of existing Environmental Laws and known claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of each Borrower and its Subsidiaries are either (a) insured with financially sound and reputable insurance companies that are not Affiliates of the Borrowers, in such amounts, or (b) self insured pursuant to a program reasonably satisfactory to the Administrative Agent (provided, that the self insurance program maintained in accordance with Section 6.07 shall be deemed to be reasonably satisfactory to the Administrative Agent), in either case with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in geographic regions where such Borrower or the applicable Subsidiary operates.

5.11 Taxes. Borrowers and their Subsidiaries have filed all Federal, state and other material Tax returns and reports required to be filed and have paid all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against Borrowers or any of their Subsidiaries that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any material Tax sharing agreement other than as disclosed on Schedule 5.11, as such Schedule may be updated from time to time. Borrowers may update Schedule 5.11 from time to time by providing written notice to Administrative Agent.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrowers have no Subsidiaries other than those disclosed in Schedule 5.13, and Schedule 5.13 indicates all Subsidiaries of the Borrowers that, based on May 2017 financial information, are, as of the Closing Date, projected to be Material Subsidiaries, and, as of the Closing Date, all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are free and clear of all Liens except as permitted under this Agreement. All of the outstanding Equity Interests in the Borrowers have been validly issued and are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act; REIT and Tax Status; Stock Exchange Listing.

(a) Except for the repurchase of the shares of the REIT, no Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, in any case, in violation of Regulation U of the FRB. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowing Group) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Borrowers, and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c) Except as disclosed to Administrative Agent, none of the Borrowers nor any Wholly-Owned Subsidiary (except for AIMCO Assurance Ltd., a Bermuda corporation) is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(d) The REIT currently has REIT Status and has maintained REIT Status on a continuous basis since its formation. AIMCO is not an association taxable as a corporation under the Code. The shares of common stock of the REIT are listed on the NYSE, American Stock Exchange or NASDAQ Stock Exchange.

5.15 Disclosure. Each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (which disclosure shall include all matters disclosed in the REIT’s SEC filings). No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, the Borrowers make no such representation or warranty with respect to projections, industry or general economic information and other forward-looking information, except that with respect to projections and other forward-looking information, the Borrowers represent only that such projections and other forward-looking information were prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that no assurance is given that the results forecasted in such projections and other forward-looking information will in fact be achieved and such projections and other forward-looking information are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrowers and their Subsidiaries.

5.16 Compliance with Laws. Each Borrower and each of its Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrowers or any Subsidiary infringes upon any rights held by any other Person, except as could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Sanctions Laws and Regulations. No Borrower, Guarantor, Subsidiary of any Borrowers or Guarantor or any of their respective officers or, to the knowledge of any Borrower, their respective directors, employees, agents, advisors or Affiliates (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, which includes, as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria or (ii) listed in any list related to or otherwise designated under any Sanctions Laws and Regulations maintained under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list), the U.S. Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or under the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (any such Person described in clauses (i) or (ii), a “Designated Person”) and (b) is not and shall not engage in any dealings or transactions with a Designated Person in violation of any Sanctions Laws and Regulations. In addition, each Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with any Sanctions Laws and Regulations or other applicable Laws concerning money laundering and similar activities. None of the Borrowers, nor any Guarantor or any Subsidiary or officer of any Borrower or any Guarantor or, to the knowledge of any Borrower, any director, Affiliate, or employee of any Borrower or any Guarantor or any agent of any Borrower or any Guarantor acting on behalf of any Borrower or any Guarantor in connection with this credit facility, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

5.19 EEA Financial Institutions. None of the Borrowers, any Guarantor, nor their respective Subsidiaries is an EEA Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized in accordance with Section 2.14), the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the REIT (and upon request, AIMCO) on a consolidated basis as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, including the REIT’s (and upon request, AIMCO’s) SEC Form 10-K for such period, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year a consolidated balance sheet of the REIT (and upon request, AIMCO) on a consolidated basis as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the REIT’s (and upon request, AIMCO’s) fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the REIT (and upon request, AIMCO) as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the REIT (and upon request, AIMCO) in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event within 90 days after the beginning of each fiscal year, forecasts prepared by management of the Borrowers for such fiscal year in form and detail reasonably satisfactory to Administrative Agent.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) Intentionally Omitted;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrowers;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the REIT by independent accountants in connection with the accounts or books of the REIT or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT, and copies of all quarterly reports on Form 10-Q and current reports on Form 8-K which the REIT may file or be required to file with the SEC under Section 13 or 15(d) of the Securities and Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Borrower (except to the extent prohibited by confidentiality obligations required by the SEC or any comparable agency);

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, all such additional information to be in form and detail reasonably satisfactory to Administrative Agent; provided that the Borrowers shall not be required to provide any information (i) in respect of which disclosure to the Administrative Agent or the Lenders (or their designated representative) is then prohibited by law or any arms-length agreement with unaffiliated third parties binding on any Borrower or any of its Subsidiaries or (ii) is subject to attorney-client privilege or constitutes attorney work product;

(g) promptly after the occurrence thereof, notice of the failure of the REIT to maintain REIT Status or of any existing Subsidiary of the REIT to maintain its status as a qualified REIT subsidiary under the Code, if and to the extent required by applicable Law, such notice to be in form and detail reasonably satisfactory to Administrative Agent; and

(h) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), the REIT’s consolidated financial covenant projections for the current and the succeeding three fiscal quarters, as prepared by the REIT’s chief financial officer (or other equivalent financial officer) and in a format and with such detail as Administrative Agent may reasonably require.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02 (as such address may be updated from time to time upon at least ten (10) Business Days prior written notice to the Administrative Agent); or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), including the SEC’s EDGAR website; provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (ii) except with respect to current reports on Form 8-K, the Borrowers shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents (provided that such notices may be provided by commercial third-party websites by electronic mail at the direction of the Borrowers). Documents required to be delivered pursuant to Section 6.02(b) may be delivered to the Administrative Agent by electronic image scan (e.g., “PDF” or “TIF”) transmission. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers and each Lender hereby acknowledge that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all such Borrower Materials (other than SEC Reports) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information for purposes of Section 10.07, they shall be subject to the terms of Section 10.07); (y) all SEC Reports and all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials (other than SEC Reports) that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Administrative Agent (which shall provide such notice to the Lenders):

(a) of the occurrence of any Default, to the best knowledge of the Borrowers;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrowers or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrowers or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrowers or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the REIT to the extent such change would have an effect on calculations of financial covenants under this Agreement or the REIT’s Funds From Operations; and

(e) upon becoming aware of a change in the Credit Rating given by a Rating Agency or any announcement that any rating is “under review” or that any such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto; provided that the Borrowers shall not be required to provide any information (i) in respect of which disclosure to the Administrative Agent or the Lenders (or their designated representative) is then prohibited by law or any arms-length agreement with unaffiliated third parties binding on any Borrower or any of its Subsidiaries or (ii) is subject to attorney-client privilege or constitutes attorney work product. Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case to the extent the failure to do any of the foregoing could reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the legal existence and good standing of (i) the Borrowers except in a transaction expressly permitted by Section 7.04 and (ii) Loan Parties (other than the Borrowers) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 and except with respect to the Loan Parties (other than the Borrowers) where the failure to so preserve, renew and maintain would not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, force majeure, casualty events and transactions not prohibited by this Agreement excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, taken as a whole.

6.07 Maintenance of Insurance. Cause the properties of each Borrower and its Subsidiaries to either be (a) insured with financially sound and reputable insurance companies that are not Affiliates of the Borrowers, in such amounts, or (b) self insured pursuant to a program reasonably satisfactory to the Administrative Agent (it being understood and agreed that the self insurance program of the Borrowers and their respective Subsidiaries in effect on the Closing Date (Borrower hereby representing to the Administrative Agent and the Lenders that a true, correct and complete copy of such self insurance program has been provided to the Administrative Agent) is reasonably satisfactory to the Administrative Agent) which Administrative Agent may review not more frequently than once annually, in either case with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in geographic regions where such Borrower or the applicable Subsidiary operates. The Borrowers shall provide the Administrative Agent with prior written notice of not less than 30 days (or such other period as is agreed to in writing by the Administrative Agent in its sole discretion) of a material termination, material reduction, material lapse or material cancellation in the aggregate insurance coverage of the Borrowing Group.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Borrowers shall maintain policies and procedures designed to promote and achieve compliance by the Borrowers and their respective Subsidiaries with Sanctions Laws and Regulations.

6.09 Books and Records. (a) Maintain proper books of record and account, in which correct entries in conformity with GAAP consistently applied shall be made of financial transactions and matters involving the assets and business of the Borrowers and its Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers and their Subsidiaries, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and key employees, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance (no less than forty-eight (48) hours’) notice to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice including engage in discussions relating to the Borrowers’ affairs, finances and accounts with the Borrowers’ directors and independent public accountants (provided that the Borrowers shall be given prior notice of, and permitted to participate in, such discussion with accountants). Notwithstanding anything to the contrary in this Section 6.10, none of the Borrowers or any of their Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to the Administrative Agent or the Lenders (or their designated representative) is then prohibited by law or any arms-length agreement with unaffiliated third parties binding on any Borrower or any of its Subsidiaries or (ii) is subject to attorney-client privilege or constitutes attorney work product.

6.11 Use of Proceeds. The proceeds of Revolving Loans and any additional Term Loans made pursuant to Section 2.17 will be available to the Borrowers to fund working capital and other corporate purposes, including acquisitions, development and redevelopment of properties, Restricted Payments permitted pursuant to Section 7.06, and the refinancing of existing and future Indebtedness, all in accordance with this Agreement. Proceeds of Term Loans made on the Closing Date shall be used, directly or indirectly, by the Borrowers solely for the purposes of financing the acquisition costs of buying out its 47% joint venture partner in the Palazzo Portfolio, consisting of three multifamily assets known as Palazzo East, Palazzo West and Villas of Park La Brea located in Los Angeles, California (the “Specified Acquisition”), and for the payment of fees and expenses related to this Agreement and the other Loan Documents, or consummation of the Specified Acquisition.

6.12 Additional Guarantors.

(a) Notify the Administrative Agent of any domestic Wholly-Owned Subsidiary of the Borrowers that directly (x) owns in fee simple or ground leases any real property assets that are not encumbered by a Lien (each, an “Unencumbered Subsidiary”) or (y) owns assets that are projected to generate an amount of Net Operating Income (without giving effect to Net Operating Income of any Subsidiary owned by such Wholly-Owned Subsidiary) equal to or greater than 2% of the Net Operating Income of AIMCO for the next calendar quarter (each, a “Material Subsidiary”; each Unencumbered Subsidiary and each Material Subsidiary herein referred to as a “Bottom Tier Subsidiary”), and, subject to the remainder of this Section 6.12(a), promptly thereafter (and in any event within 60 days (or such longer period as is agreed to in writing by the Administrative Agent in its sole discretion)), cause such Person (other than another Borrower) to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and (ii) deliver to the Administrative Agent the documents referred to in clauses (iii) and (iv) of Section 4.01(a) and, if required by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) of this Section 6.12(a)), all in form, content and scope reasonably satisfactory to the Administrative Agent. If a Bottom Tier Subsidiary is prohibited from providing a Guaranty by Contractual Obligation, Organization Documents or applicable Law, then no Guaranty from such Subsidiary shall be required, and, subject to the remainder of this Section 6.12(a), the Borrowers shall cause each domestic Wholly-Owned Subsidiary which is not then a Guarantor and which owns an Equity Interest in the Bottom Tier Subsidiary (each, a “Second Tier Subsidiary”) to instead execute and deliver the Guaranty. If a Second Tier Subsidiary is prohibited from providing a Guaranty by Contractual Obligation, Organization Documents or applicable Law, then no Guaranty from such Subsidiary shall be required, and, subject to the remainder of this Section 6.12(a) the Borrowers shall cause each domestic Wholly-Owned Subsidiary which is not then a Guarantor and which owns an Equity Interest in the Second Tier Subsidiary to instead execute and deliver the Guaranty (to the extent such guaranty is not prohibited by Contractual Obligation, Organization Documents or applicable Law). If a Bottom Tier Subsidiary is a Wholly-Owned Subsidiary of one or more existing Guarantors, and there is no intervening debt obligation between such Subsidiary and such Guarantor(s), then no Guaranty from such Bottom Tier Subsidiary shall be required.

(b) With respect to any Wholly-Owned Subsidiary that becomes a Guarantor pursuant to Section 6.12(a) (other than any Unencumbered Subsidiary unless and until it qualifies as a Material Subsidiary) and promptly after such Wholly-Owned Subsidiary becomes a Guarantor (or, in the case of any Unencumbered Subsidiary which was not a Material Subsidiary at the time it became a Guarantor, promptly after such Unencumbered Subsidiary qualifies as a Material Subsidiary), and in any event within 20 days thereof (or such longer period as is agreed to in writing by the Administrative Agent in its sole discretion), the Borrowers shall cause the Stock or other Equity Interest in such Wholly-Owned Subsidiary that becomes a Guarantor to be pledged to the Administrative Agent for the benefit of the Lenders as Collateral under this Agreement and each Pledge

Agreement (to the extent not prohibited by Contractual Obligation or Organization Documents). Borrowers or any applicable Subsidiary (to the extent not prohibited by Contractual Obligation or Organization Documents) shall execute and/or deliver to the Administrative Agent (i) such amendments or joinders to the Pledge Agreements (or if such Person has not previously executed a Pledge Agreement, then a new Pledge Agreement) as the Administrative Agent deems reasonably necessary or desirable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Stock or other Equity Interest of such new Guarantor in accordance with the Pledge Agreements and deliver to the Administrative Agent the certificates representing such Stock or Equity Interest (to the extent certificated), together with undated stock powers or other appropriate instruments of transfer requested by the Administrative Agent, in blank, executed and delivered by a duly authorized officer and (ii) the documents referred to in clauses (iii) and (iv) of Section 4.01(a) and, if required by Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) of this Section 6.12(b)).

6.13 Intra-Company Debt. Intra-Company Debt (excluding a de minimis amount thereof not to exceed $250,000) owed by the Borrowers or any Guarantor shall at all times be subordinated in right of payment to the payment in full of the Obligations in accordance with the terms of the Intra-Company Loan Subordination Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized in accordance with Section 2.14), each Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (and other than Liens in favor of Borrower or Guarantor and Liens securing Indebtedness permitted under Section 7.11(i)); provided that in no event may the Negative Pledge Assets be subject to any such Liens (other than inchoate Liens of the type described in clause (c)):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof;

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto in accordance with GAAP are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property in the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) statutory, contractual or common law landlords’ Liens under leases to which any Borrower or any Subsidiary thereof is a party;

(j) Liens securing reimbursement obligations with respect to letters of credit and banker’s acceptances which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the depositor to provide collateral to the depository institution as security for Indebtedness for borrowed money;

(l) Liens securing Indebtedness permitted under Section 7.03(d), (e), (g), (h), (i), (j) or (o) or Section 7.11(i); provided, that in the case of any Liens securing Indebtedness permitted under Section 7.03(o), such Liens relate and attach only to the insurance policies or the proceeds thereof, or deposits made as security for the obligations thereunder, to the extent of any unpaid premium;

(m) Liens supporting purchase options or obligations and Guarantees not prohibited by this Agreement;

(n) Liens on property of a Person which becomes a Subsidiary of any Borrower or any Subsidiary thereof after the date hereof and Liens existing on property at the time of acquisition thereof (and any refinancing or replacement of any such Liens); provided that (i) such Liens existed at the time such Person becomes a Subsidiary of any Borrower or any Subsidiary thereof or at the time such property was acquired and were not incurred or otherwise created in anticipation thereof, and (ii) any such Lien is not expanded to cover any other property of such Person after the time such Person becomes a Subsidiary of any Borrower or any Subsidiary thereof;

(o) licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Loan Parties, taken as a whole;

(p) Intentionally Omitted;

(q) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by any Borrower or any Subsidiary thereof; and

(r) Liens arising from sale-leaseback transactions.

7.02 Investments. Make any Investments, except:

(a) Investments held by any Borrower or any of its Subsidiaries in the form of Cash, Cash Equivalents or short-term marketable securities;

(b) Investments of the Borrowers in any Subsidiary or any other Borrower, Investments of any Subsidiary in the Borrowers or in another Subsidiary and Investments in any Person that, as a result of or in connection with such Investment, becomes or will become a Subsidiary of a Borrower;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or received in respect of delinquent accounts or in connection with the bankruptcy or reorganization of account debtors or other obligors or in settlements of disputes with obligors, in each case to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees permitted by Section 7.03;

(e) Investments in Non-Core Assets;

(f) Investments in Development Assets;

(g) Investments in Non-Controlled Entities;

(h) Investments existing on the date hereof;

(i) Investments consisting of advances to officers, directors and employees of the Borrowers and their Subsidiaries for travel, entertainment, relocation and similar ordinary business purposes;

(j) Investments permitted by Section 7.04;

(k) Investments in Intra-Company Debt;

(l) Investments in respect of Swap Contracts permitted under Section 7.03(d);

(m) Investments in the ordinary course of the Borrowers and their Subsidiaries’ business not otherwise permitted under this Section 7.02, in an aggregate amount at any time outstanding not to exceed $10,000,000 (it being understood that Investments in real estate secured mortgages shall not be considered “in the ordinary course” of the Borrowers and their Subsidiaries’ business);

(n) Investments in multi-family apartment projects (including those with de minimis commercial aspects) in fee simple or leasehold interests therein or partnership, joint venture interests or other Investments (including capital contributions or partner loans) in Persons that directly or indirectly own interests in multi-family apartment projects (including those with de minimis commercial aspects) and other real property acquired in connection with any such Investment that the Borrowers or the applicable Subsidiary intend to Dispose of as soon as commercially reasonable;

(o) Investments (including debt obligations and Equity Interests) received upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or in connection with the bankruptcy, reorganization or other restructuring of any obligor under Investments held by any Borrower or any Subsidiary of the Borrowers; and

(p) promissory notes and other noncash consideration received in connection with the sale of a Subsidiary or from the sale of assets in a transaction not prohibited hereunder.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b)(i) and any refinancings, refundings, renewals or extensions thereof, and (ii) all cross-collateralized and cross-defaulted Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b)(ii) and any refinancings, refundings, renewals or extension thereof;

(c) Guarantees by any Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrowers or any Subsidiary;

(d) obligations (contingent or otherwise) of the Borrowers or any of their Subsidiaries existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets;

(f) Intra-Company Debt;

(g) Recourse Indebtedness of the Borrowers, the Guarantors and their Subsidiaries (whether secured or unsecured) so long as the Borrowing Group’s Share (excluding the Commitments and the Total Outstandings) does not exceed the limitation set forth in Section 7.11(h);

(h) secured Indebtedness of the Borrowers, the Guarantors and their Subsidiaries which is not Recourse Indebtedness of the Borrowers, the Guarantors or any of their Subsidiaries;

(i) Indebtedness of the Borrowers and their Subsidiaries consisting of “exceptions to nonrecourse” guaranties of non-recourse Indebtedness otherwise permitted under this Section 7.03 or of other Indebtedness permitted under this Section 7.03; provided, that, “exceptions to non-recourse” shall include the types of additional exceptions customarily required by Federal National Mortgage Association or Federal Home Loan Mortgage Corporation from time to time in their standard form loan documentation and customary contingent environmental indemnities required in connection with Non-Recourse Indebtedness permitted hereunder;

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case, provided in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness;

(k) Indebtedness under bonds supporting utility deposits or insurance or other comparable security deposits or property taxes, in each case incurred in the ordinary course of business;

(l) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds;

(m) Intentionally Omitted;

(n) customary title company indemnities required in connection with Non-Recourse Indebtedness permitted hereunder, Dispositions and acquisitions of property not prohibited hereunder;

(o) Indebtedness consisting of the financing of insurance premiums or otherwise arising in connection with insurance arrangements of the Borrowers or any of their Subsidiaries in the ordinary course of business; and

(p) endorsements for collection or deposit in the ordinary course of business.

7.04 Fundamental Changes. Merge or consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge or consolidate with (i) any Borrower, provided that such Borrower shall be the continuing or surviving Person, (ii) any one or more other Subsidiaries, provided that in the event one or more of such Subsidiaries is (x) a Guarantor, the continuing or surviving Person shall be a Guarantor or shall become a Guarantor simultaneously with such merger or consolidation or (y) a “Pledgor” under a Pledge Agreement, the continuing or surviving Person shall be such Pledgor or shall become a Pledgor promptly after such merger or consolidation (and in any event within 20 days or such longer period as is agreed to in writing by the Administrative Agent in its sole discretion), or (iii) any Borrower may merge or consolidate with another Borrower;

(b) Subsidiaries of the Borrowers may engage in reverse mergers or internal reorganizations whereby a Subsidiary or Subsidiaries merge into or with one or more Subsidiaries of the Borrowers or any Guarantor or any combination thereof; provided that in the event one or more of such Subsidiaries is (x) a Guarantor, the continuing or surviving Person shall be a Guarantor or shall become a Guarantor simultaneously with such merger or reorganization or (y) a “Pledgor” under a Pledge Agreement, the continuing or surviving Person shall be such Pledgor or shall become a Pledgor promptly after such merger or reorganization (and in any event within 20 days or such longer period as is agreed to in writing by the Administrative Agent in its sole discretion); and

(c) any Borrower or any Subsidiary of any Borrower may merge, or consolidate with another Person; provided that each of the following conditions are satisfied: (A) in the event one or more of such Subsidiaries (x) is a Guarantor, the continuing or surviving Person shall be a Guarantor, unless such Guarantor is released, in accordance with the terms of the Loan Documents, from its obligations under the Guaranty in connection with a sale of such Guarantor or (y) is a “Pledgor” under a Pledge Agreement, the continuing or surviving Person shall be a Pledgor or shall become a Pledgor promptly after such merger or consolidation (and in any event within 20 days), unless the Liens granted by it under such Pledge Agreement are released, in accordance with the terms of the Loan Documents, in connection with a sale of such Pledgor; (B) Borrowers certify to Administrative Agent that (1) if a Borrower is a party to such merger or consolidation, such Borrower will be the surviving Person of such merger; (2) to the best knowledge of the Borrowers, prior to the consummation of the transaction, the transaction will not cause the Borrowers to be in breach of the representations and warranties of this Agreement and the other Loan Documents; and (3) the transaction will not cause the Borrowers to be in breach of the covenants of this Agreement and the other Loan Documents, including financial covenants, after the consummation thereof; and (C) the Borrowers provide the Administrative Agent with a pro forma Compliance Certificate that demonstrates that after the consummation of the proposed transaction the Borrowers will be in compliance with the financial covenants in this Agreement.

7.05 Intentionally Omitted.

7.06 Restricted Payments. Declare or make any Restricted Payment, except that:

(a) each Subsidiary may make Restricted Payments to the Borrowers, the Guarantors or any Subsidiary of the Borrowers and any other Person that owns an Equity Interest in such Subsidiary, ratably, in the case of such other Persons that are not Borrowers or Subsidiaries, according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and each Borrower may make Restricted Payments to any other Borrower or any Subsidiary that owns an Equity Interest in such Borrower;

(b) the Borrowers and each Subsidiary may declare and make dividend payments or other distributions to the extent paid or payable solely in the common stock or other common Equity Interests of such Person; provided that the limitations set forth in this clause (b) shall not prohibit the making of cash payments in connection with any dividend or other distribution paid or payable in common stock or other common Equity Interests of such Person so long as such cash payment is not otherwise prohibited by the terms of the Loan Documents;

(c) the Borrowers and each Subsidiary may purchase, redeem or otherwise acquire any Equity Interests of the Borrowers or any Subsidiary; provided, that, at the time or as a result thereof there shall exist no Default or Event of Default. Notwithstanding the foregoing, in no event may the Commitment be used to fund the purchase, redemption or other acquisition of REIT common stock, except to the limited extent that if Net Disposition Proceeds which otherwise would be permitted to be used to purchase, redeem or otherwise acquire such common stock and are designated to be so used but for an interim period are instead used to pay down the Revolving Loans, then an equal amount of the Commitment may be borrowed (in accordance with this Agreement) to purchase, redeem or otherwise acquire such common stock for a period ending 60 days after such repayment; and

(d) the Borrowers and each Subsidiary may declare or make dividends and distributions (excluding those dividends and distributions otherwise permitted under this Section 7.06) in an aggregate amount that do not exceed the greater of (i) during any four consecutive fiscal quarter period for which financials are available, 95% of Funds From Operations for such four consecutive fiscal quarter period, and (ii) with respect to any tax year of the REIT, such amount as may be necessary for the REIT to maintain

REIT Status for such tax year; provided that, notwithstanding the foregoing, the Borrowers may also make Restricted Payments (so long as no Default exists or would arise as a result of such Restricted Payment) in an amount equal to the amount that would need to be distributed to all of the Borrowers’ partners or shareholders in order for the REIT to make the minimum distributions required to be distributed to its shareholders under the Code (A) to avoid the payment of taxes imposed under Code Section 857(b)(1) and 4981 of the Code, and (B) to avoid the payment of taxes imposed under Section 857(b)(3) of the Code.

Nothing in Sections 7.06(a), (b) (c) or (d) shall prohibit (A) any Borrower or any Subsidiary of any Borrower from making tender offers for or otherwise acquiring for value any Equity Interests, now or hereafter outstanding, of any Borrower or any Subsidiary of any Borrower which were not issued by such acquiring Borrower or Subsidiary or (B) any Restricted Payment by any Person pursuant to such Person’s Organization Documents, including any Restricted Payment funded with proceeds from Dispositions of assets.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental or ancillary thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than (a) any transaction not otherwise prohibited by this Agreement, (b) transactions on fair and reasonable terms substantially as favorable to the Borrowers or such Subsidiary as would be obtainable by the Borrowers or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (c) transactions between or among Borrowers and their respective Subsidiaries, (d) employment, compensation and indemnification arrangements with officers and directors (or managers or similar governing officers) of Borrowers and their respective Subsidiaries, (e) fees payable in connection with directors’ fees and services rendered to the board of directors (or similar governing body) of the Borrowers and their respective Subsidiaries and (f) loans and advances to officers and directors (or managers or similar governing officers) of Borrowers and their respective Subsidiaries.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any Wholly-Owned Subsidiary to make Restricted Payments to the Borrowers or any Guarantor or to otherwise transfer property to the Borrowers or any Guarantor, except for (A) any restrictions existing under or pursuant to any Indebtedness permitted under Section 7.03 or any Liens permitted under Section 7.01, (B) customary provisions in leases, subleases, licenses and other contracts restricting the assignment thereof, (C) any restriction existing by reason of applicable Law, (D) restrictions in or contemplated by any Borrower’s, any Subsidiary’s or any Non-Controlled Entities’ Organization Documents, or (E) restrictions in contracts for sales, management, development or Dispositions of property not prohibited hereby; provided, that, such restrictions relate only to the property being sold, managed, developed or Disposed of.

7.10 Use of Proceeds; Etc. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately:

(a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, in violation of Regulation U of the FRB; provided, that the Borrowers may use the proceeds of Credit Extensions to repurchase the shares of the REIT; or

(b) to lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Affiliate or other Person (i) in furtherance of an offer, payment, promise to pay or authorization of payment or giving of money or anything else of value to any Person in violation of applicable Sanctions Laws and Regulations, (ii) in any other manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrowers, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act.

Furthermore, none of the funds or assets of the Borrowers or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations, in each case in violation of Sanctions Laws and Regulations.

7.11 Financial Covenants.

(a) Permit the Fixed Charge Coverage Ratio to be less than 1.40:1.00;

(b) Intentionally Omitted;

(c) Permit the Secured Indebtedness Ratio to exceed 0.55:1.00;

(d) Permit the Leverage Ratio to exceed 0.60:1.00; provided, however, that for purposes of calculating the Leverage Ratio pursuant to this Section 7.11(d), the REIT or the Borrowers may elect for any one (1) period (but only one (1) period during the term of this Agreement) of up to two (2) consecutive fiscal quarters during which the Leverage Ratio may exceed 0.60:1.00 but may not exceed 0.65:1.00;

(e) Permit Adjusted Tangible Net Worth to be less than the sum of (x) 75% of Adjusted Tangible Net Worth as of the Closing Date, plus (y) 75% of the net issuance proceeds of all issuances to Persons other than the Borrowers or Subsidiaries of Stock or Partnership Units from and after the Closing Date;

(f) Permit the aggregate principal amount of the Borrowing Group’s Share of all cross-collateralized or cross-defaulted Indebtedness to exceed 15% of Total Funded Indebtedness;

(g) Intentionally Omitted;

(h) Permit the aggregate outstanding principal amount of the Borrowing Group’s Share of Aggregate Recourse Indebtedness, exclusive of the Commitments and the Total Outstandings, to exceed the greater of (i) 5% of Total Funded Indebtedness and (ii) $225,000,000;

(i) Permit the aggregate outstanding principal amount (including paid-in-kind or other non-current cash pay interest which is added to principal) of Mezzanine Indebtedness to exceed $20,000,000 at any time. The Mezzanine Indebtedness existing as of the Closing Date is set forth on Schedule 7.11(i) hereto; or

(j) Permit Total Unsecured Indebtedness to exceed an amount equal to the amount obtained by dividing (x) Free Cash Flow by (y) a constant of 17.53% (based on a 7-year amortization and a 6% interest rate).

The financial covenants set forth in this Section 7.11 shall be measured as of the last day of each fiscal quarter.

7.12 Special Covenants Relating to the REIT. In the case of the REIT:

(a) Make any disposition of or encumber, pledge or hypothecate, whether directly or indirectly, all or any portion of its direct or indirect Equity Interest in AIMCO at any time or any rights to distributions or dividends from AIMCO other than (x) to AIMCO or a Wholly-Owned Subsidiary, and (y) any pledges of Equity Interests in connection with this Agreement;

(b) At any time and for any reason, fail to own, either directly or through one or more Wholly-Owned Subsidiaries of the REIT, more than 50% of the aggregate outstanding partnership interests in AIMCO;

(c) Fail for any reason whatsoever, whether voluntarily or involuntarily, either directly or through one or more Wholly-Owned Subsidiaries of the REIT, to be the sole general partner of AIMCO at any time;

(d) Cease to have its common Stock listed on any of the NYSE, the American Stock Exchange, or the NASDAQ Stock Exchange; or

(e) Cease to have REIT Status or fail to comply with the requirements of the Code relating to qualified REIT subsidiaries in respect of its ownership of any Subsidiary that is intended to be a qualified REIT subsidiary of the REIT to the extent required under the Code and applicable Law.

7.13 Taxation of AIMCO. In the case of AIMCO, become an association taxable as a corporation or cease to be taxed as a partnership under the Code.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02 (other than 6.02(c),(d), or (f)), 6.03, 6.05, 6.11 or 6.12 or Article VII, or any Guarantor fails to perform or observe any term, covenant or agreement contained the Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other term, covenant or agreement (other than any term, covenant or agreement specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (or such other period as may be specified in the applicable Loan Document) after the earlier of (i) the date upon which a Responsible Officer knew or received written notice of such failure or (ii) the date upon which written notice thereof is given to the Borrowers by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document or certificate delivered by or on behalf of a Loan Party in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrowers or any Subsidiary (A) fail, after any applicable cure period, to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the applicable Threshold Amount, or (B) fail, after any applicable cure period, to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity which offer is not complied with within applicable periods, or such

Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that, any failure, occurrence of an event, or non-compliance referred to in clause (A) or (B) shall only be deemed to have occurred, with respect to any Indebtedness or Guarantee that is secured by real property and which is characterized as “nonrecourse” after Borrower has received 30 days’ written notice thereof from the applicable lender; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrowers or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrowers or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrowers or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof which individually generates more than 2% of AIMCO’s Net Operating Income or any Subsidiaries which collectively in the aggregate generate more than 5% of AIMCO’s Net Operating Income (in each case for the prior four quarter period), institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary which individually generates more than 2% of AIMCO’s Net Operating Income or any Subsidiaries thereof which collectively in the aggregate generate more than 5% of AIMCO’s Net Operating Income (in each case for the prior four quarter period), becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not have a reasonable basis to dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35,000,000; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of satisfaction in full of all the Obligations, ceases to be in full force and effect (other than in accordance with its terms); or any Loan Party or Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, or any Event of Default of the type described in Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations to Cash Collateralize L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Administrative Agent, Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in cash in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints KeyBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 9.06 and 9.10) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. The obligations of the Administrative Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Administrative Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Administrative Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Administrative Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, the Guarantors or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity (including, without limitation, in connection with any dealings the Administrative Agent or any of its Affiliates may have from time to time with the Borrowers, the Guarantors or any of their Affiliates as contemplated by Section 10.20).

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number, percentage or class of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or an L/C Issuer, in which event Administrative Agent shall promptly deliver such notice to Lenders.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, renewal, extension, amendment or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrowers provided no Event of Default then exists (which approval shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, subject to the approval of the Borrowers provided no Default then exists (which approval shall not be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective on the Resignation Effective Date.

If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, or has engaged in willful misconduct or gross negligence with respect to its material obligations as Administrative Agent as determined pursuant to the last sentence of this Section 9.06, the Required Supermajority Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor Administrative Agent meeting the qualifications set forth above. If no such successor shall have been appointed by the Required Supermajority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Supermajority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring (or retired or removed) Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring (or retired or removed) Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring (or retired or removed) Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of KeyBank as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or removed) L/C Issuer and Swing Line Lender, (b) the retiring (or retired or removed) L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring (or retired or removed) L/C Issuer to effectively assume the obligations of the retiring (or retired or removed) L/C Issuer with respect to such Letters of Credit. Required Supermajority Lenders shall have the right to terminate the Administrative Agent for gross negligence or willful misconduct in the performance of the Administrative Agent’s material obligations or duties under this Agreement, as determined by a final and unappealable judgment, in which event the other provisions of this Section 9.06 shall govern regarding the selection of a replacement administrative agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Swing Line Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swing Line Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Book Managers, Joint Lead Arrangers, Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders, the Swing Line Lender and the L/C Issuers irrevocably authorize the Administrative Agent, and the Administrative Agent hereby agrees:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or upon Cash Collateralization or receipt of “back-to-back” letters of credit in accordance with Section 2.14), (ii) that is sold, transferred or otherwise Disposed of or to be sold, transferred or otherwise Disposed of as part of or in connection with any transaction permitted hereunder or under any other Loan Document (it being acknowledged and understood that any such property shall be sold, transferred or otherwise Disposed of free and clear of the Liens created by the Loan Documents) provided no Default or Event of Default then exists or would arise from such sale, transfer or other Disposition), (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or (iv) that is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guaranty pursuant to clause (c) below;

(b) provided no Default or Event of Default then exists or would arise as a result thereof, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) provided no Default or Event of Default then exists or would arise as a result thereof, to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) such Guarantor owns real property assets that are, contemporaneously with such release, to become encumbered by a Lien securing a first mortgage loan permitted under this Agreement (it being acknowledged and understood that all obligations of such Guarantor under the Loan Documents (other than indemnification obligations which by their terms survive the payment of the Obligations) shall automatically terminate and be of no further force and effect upon the consummation of any such transaction).

The Administrative Agent shall take such actions and execute such documents, at the expense of the Borrowers (including directing any collateral agent to take such actions) as are appropriate in connection with such releases, subordination or termination. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11 Approvals.

(a) If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of Lenders, the Required Supermajority Lenders, the Required Lenders, Required Revolving Credit Lenders, Required Term Loan Lenders or all affected Lenders is required or permitted under this Agreement, each Lender agrees to give the Administrative Agent, within ten (10) Business Days of receipt of the request for action from Administrative Agent (accompanied by an explanation for the request) together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Administrative Agent, such Lender shall in such notice to Administrative Agent describe the actions that would be acceptable to such Lender. Each such request for approval shall include the following in all capital, bolded, block letters on the first page thereof: “THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.” If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.

(b) In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Administrative Agent (a “Subsequent Approval Request”), then for the purposes of this clause each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. If the Administrative Agent submits to the Lenders a Subsequent Approval Request such Subsequent Approval Request shall include the following in all capital, bolded, block letters on the first page thereof: “THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

(c) The Administrative Agent, the Loan Parties and each other Lender shall be entitled to assume that any officer of a Lender delivering any written notice, written consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Administrative Agent, the Loan Parties and such other Lenders have otherwise been notified in writing.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Subject to Sections 2.16 and 2.17, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the written concurrence of the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (subject to Sections 2.16 and 2.17);

(c) postpone the final scheduled date of maturity of any Loan or postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal or payment of interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest (including the pricing grid set forth in the definition of Applicable Rate) specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that (i) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate and (ii) only the consent of the Required Revolving Credit Lenders shall be necessary to waive any obligation to pay Letter of Credit Fees at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) (i) except as set forth in the following clauses (ii) and (iii), change any provision of this Section or the definition of “Required Lenders”, “Required Supermajority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (ii) change the definition of “Required Revolving Credit Lenders” or any other provisions hereof specifying the number or percentage of Revolving Credit Lenders required to amend, waive or otherwise modify any rights of any Revolving Credit Lender hereunder or make any determination or grant any consent hereunder, without the written consent of each Revolving Credit Lender (but any such amendment, waiver or modification described in this clause (ii) shall not require the consent of the Required Lenders) or (iii) change the definition of “Required Term Loan Lenders” or any other provisions hereof specifying the number or percentage of Term Loan Lenders required to amend, waive or otherwise modify any rights of any Term Loan Lender hereunder or make any determination or grant any consent hereunder, without the written consent of each Term Loan Lender (but any such amendment, waiver or modification described in this clause (iii) shall not require the consent of the Required Lenders); or

(g) release all or substantially all (i) of the Guarantors from the Guaranty or (ii) the Liens from the Collateral (except as permitted in Section 9.10) without the written consent of each Lender.

and, provided further, that (i) no amendment, modification or waiver shall result in a modification of the conditions to funding with respect to the Revolving Credit Commitment without the written consent of the Required Revolving Credit Lenders, (ii) no amendment, modification or waiver shall disproportionately affect the Revolving Credit Lenders or the Term Loan Lenders without the approval of the Required Revolving Credit Lenders or Required Term Loan Lenders, respectively; (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (subject to Sections 2.16 and 2.17).

Furthermore, and notwithstanding anything to the contrary in this Section 10.01, if the Administrative Agent and the Borrowers have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Administrative Agent and the Borrowers shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment shall become effective without any further consent of any other party to this Agreement and a copy thereof shall be promptly forwarded by Agent to each of the Lenders.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, the L/C Issuers or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto (which, in the case of the Borrowers, may be given to the Administrative Agent for distribution to the Lenders and the L/C Issuer). Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

(d) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving/Term Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers, except to the extent such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording, provided Administrative Agent informs such party that the communication may be recorded prior to commencing the communication.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all allocated fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) to the extent not already covered by any of the preceding subsections, all reasonable costs and expenses incurred by the Administrative Agent, the L/C Issuers or the Lenders in connection with any bankruptcy or other proceeding of the type described in Section 8.01(f), including the reasonable fees and disbursements of counsel to the Administrative Agent, any L/C Issuer and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section, and the Borrower’s agreements and obligations in Sections 3.04 and 3.05, shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (it being understood that a merger or consolidation of a Borrower expressly permitted under this Agreement shall not constitute such an assignment or transfer) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and any Revolving Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it, its Term Loan Commitment and/or any Term Loans at the time owing to it); provided that:

(i) (x) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if such Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, or if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent of the Borrowers and Administrative Agent not be unreasonably withheld or delayed) and (y) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loans and Term Loan Commitment or, if such Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent of the Borrowers and Administrative Agent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) any assignment of a Commitment must be approved by the Administrative Agent (and, if such Commitment is a Revolving Credit Commitment, the L/C Issuers and the Swing Line Lender) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) such approval not to be unreasonably withheld, delayed or conditioned;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (with only one such fee payable in connection with simultaneous assignments to or by two or more Approved Funds), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no such assignment shall be made (A) to any Borrower or any of such Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender, would constitute any of the foregoing Persons described in this clause (v); and

(vi) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, the Swing Line Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and, if applicable, participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note, as applicable, to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of, and interest owing on, the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or an L/C Issuer hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, any L/C Issuer or the Swing Line Lender sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, and/or the Loans made pursuant thereto (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it) or its Term Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury

Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Revolving Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time KeyBank assigns all of its Commitment and Loans pursuant to subsection (b) above, KeyBank may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of KeyBank as L/C Issuer or Swing Line Lender, as the case may be. If KeyBank resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If KeyBank resigns as Swing Line Lender, it shall retain all the rights and obligations of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any pledgee under Section 10.06(f), (ii) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) on a confidential basis to any rating agency in connection with rating any Borrower or its Subsidiaries, (h) with the consent of the Borrowers or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective Affiliates or businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such

Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image (e.g., “PDF” or “TIF” via electronic mail) shall, subject to applicable Law, be effective as delivery of a manually executed counterpart of this Agreement and shall be binding on the Borrowers, the Administrative Agent and Lenders. The Administrative Agent may also require that any such signature delivered by telecopy, or “PDF” or “TIF” format by electronic mail, be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any telecopy or “PDF” or “TIF” format signature.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or a Non-Consenting Lender (so long as, in the case of a Non-Consenting Lender, no Default or Event of Default has occurred and is continuing), or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06 except as provided in this Section 10.13), all of its interests, rights and obligations under this Agreement and the related Loan Documents (or all of its Revolving Loans, Term Loans, Revolving Credit Commitments and Term Loan Commitment, as applicable, if so requested by the Borrower) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) with respect to the assigned interest;

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Without limiting the foregoing, Borrowers may, subject to the consent and approval of Administrative Agent in its sole discretion and notwithstanding anything to the contrary in Section 2.06, terminate the Revolving Credit Commitment of any Defaulting Lender that is a Revolving Credit Lender with no outstanding Revolving Loans, provided that if Administrative Agent grants such consent in its sole discretion, (i) the obligations of such Defaulting Lender to acquire participations in any Letters of Credit or make such funds available is reallocated among the non-Defaulting Lenders that are Revolving Credit Lenders as provided in Section 2.15(a)(iv), or (ii) Borrowers shall Cash Collateralize such Defaulting Lender’s pro rata portion (if any, after giving effect to any partial reallocation pursuant to Section 2.15(a)(iv)) of the Outstanding Amount of any then applicable L/C Obligations in a manner satisfactory to each L/C Issuer and Administrative Agent.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

10.17 Time of the Essence. Time is of the essence of the Loan Documents.

10.18 Borrowers’ Obligations. Each of the REIT, AIMCO and AIMCO/Bethesda represents, warrants, covenants and agrees as follows:

(a) Defenses. The obligations pursuant to the Loan Documents shall not be affected by any of the following: (i) the bankruptcy, disability, dissolution, incompetence, insolvency, liquidation, or reorganization of any Borrower; or (ii) the discharge, modification of the terms of, reduction in the amount of, or stay of enforcement of any or all liens and encumbrances or any or all obligations pursuant to the Loan Documents in any bankruptcy, insolvency, reorganization, or other legal proceeding or by law, ordinance, regulation, or rule (federal, state, or local).

(b) Rights of Administrative Agent. Subject to receiving any required consents of the Required Lenders or all of the Lenders, as may be required pursuant to applicable provisions of this Agreement and the other Loan Documents, the Administrative Agent on behalf of the Lenders, may do the following acts or omissions from time to time without notice to or consent of any Borrower and without receiving payment or other value, nor shall the following acts or omissions affect, delay or impair any of the obligations pursuant to the Loan Documents or any or all liens and encumbrances: (i) the Administrative Agent may obtain collateral or additional collateral; (ii) the Administrative Agent may substitute for any or all collateral regardless of whether the same type or greater or lesser value; (iii) the Administrative Agent may release any or all collateral; (iv) the Administrative Agent may compromise, delay enforcement, fail to enforce, release, settle or waive any rights or remedies of the Administrative Agent as to any or all collateral; (v) the Administrative Agent may sell or otherwise Dispose of any collateral in such manner or order as the Administrative Agent determines in accordance with the Loan Documents; (vi) the Administrative Agent may fail to perfect, fail to protect the priority of, and fail to ensure any or all liens or encumbrances; (vii) the Administrative Agent may fail to inspect, insure, maintain, preserve or protect any or all collateral; (viii) the Administrative Agent may obtain additional obligors for any or all obligations pursuant to the Loan Documents; (ix) the Administrative Agent may increase or decrease any or all obligations or otherwise change terms of any or all obligations in accordance with the Loan Documents; (x) the Administrative Agent may release any Borrower; (xi) Administrative Agent may compromise, delay enforcement, fail to enforce, release, settle or waive any obligations of any Borrower with the agreement of that Borrower; (xii) the Administrative Agent may make advances, or grant other financial accommodations to any Borrower; (xiii) the Administrative Agent may fail to file or pursue a claim in any bankruptcy, insolvency, reorganization or other proceeding as to any or all liens and encumbrances or any or all obligations; (xiv) the Administrative Agent may amend, modify, extend, renew, restate, supplement or terminate in whole or in part the obligation of any Borrower with the agreement of that Borrower; (xv) the Administrative Agent may take or fail to take any other action with respect to any Loan Document or any Borrower; and (xvi) the Administrative Agent may do any other acts or make any other omissions that result in the extinguishment of the obligation of any Borrower, subject, in the case of clauses (ix) and (xiv) of this Section 10.18(b), to the consent of the Borrower(s) to the extent such Borrower’s consent would be required pursuant to the applicable provisions of this Agreement and the other Loan Documents in such Borrower’s capacity not as a surety but in its capacity as a primary obligor hereunder and under the other Loan Documents.

(c) Suretyship Waivers. Each Borrower waives any and all rights and benefits under any statutes or rules now or hereafter in effect and any other statutes or rules now or hereafter in effect that purport to confer specific rights upon or make specific defenses or procedures available to each Borrower.

(d) Information. Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations. Notwithstanding anything herein which may be construed to the contrary, the Administrative Agent shall have no obligation to provide to any Borrower any information concerning the performance of any other Borrower, the obligations pursuant to the Loan Documents, or the ability of any other Borrower to perform the obligations pursuant to the Loan Documents or any other matter, regardless of what information Administrative Agent may from time to time have.

(e) Waivers. Each Borrower waives, until payment in full of the Obligations, any and all present and future claims, remedies and rights against any other Borrower, any collateral and any other property, interest in property or rights to property of any other Borrower (A) arising from any performance hereunder, (B) arising from any application of any collateral, or any other property, interest in property or rights to property of any Borrower, or (C) otherwise arising in respect of the Loan Documents, regardless of whether such claims, remedies and rights arise under any present or future agreement, document or instrument or are provided by any law, ordinance, regulation or rule (federal, state or local) (including, without limitation, any and all rights of contribution, exoneration, indemnity, reimbursement, and subrogation arising under the Loan Documents and any and all rights to participate in the rights and remedies of Lenders against any Borrower).

(f) Joint and Several Liability of Borrowers.

(i) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(ii) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 10.18), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(iii) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(iv) The Obligations of each Borrower under the provisions of this Section 10.18 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws or regulations thereunder, which might, but for the provisions of this Section 10.18, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 10.18, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 10.18 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 10.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Administrative Agent or any Lender. The joint and several liability of each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Borrowers or Administrative Agent or Lenders.

(vi) The provisions of this Section 10.18 are made for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Administrative Agent, or any Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.18 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.18 will forthwith be reinstated in effect, as though such payment had not been made.

(vii) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against the other Borrowers with respect to any payments to the Administrative Agent or any Lender hereunder or under any other Loan Document is hereby expressly made subordinate and junior in right of payment, including without limitation, as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrowers therefor.

10.19 Fiduciary Duty. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrowers, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Administrative Agent, and the Borrowers and the Guarantors is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

10.20 Dealings with the Borrowers. The Administrative Agent, the Lenders and their affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers, the Guarantors or any Subsidiary or other Affiliate thereof regardless of the capacity of the Administrative Agent or any such Lender hereunder (and, in the case of the Administrative Agent, without any duty to account therefor to the Lenders). Each Borrower acknowledges, on behalf of itself and its Affiliates, that the Administrative Agent and each of the Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which any one or more of the Borrowers, the Guarantors and/or its or their Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Each Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Administrative Agent and Lenders and their respective affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of one or more of the Borrowers, the Guarantors and/or its or their Affiliates.

10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.22 Consent to Amendment and Restatement; Effect of Amendment and Restatement. Pursuant to Section 10.01 of the Existing Credit Agreement, KeyBank as Administrative Agent under, and as defined in, the Existing Credit Agreement and each Lender under, and as defined in, the Existing Credit Agreement hereby consents to the amendment and restatement of the Existing Credit Agreement pursuant to the terms of this Agreement. On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and, except as specifically set forth herein and therein, shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement. The parties hereto acknowledge and agree that entering into this Agreement does not constitute a novation of the Existing Credit Agreement or the other Loan Documents (as defined in the Existing Credit Agreement) or a novation, termination, extinguishment or discharge of the “Obligations” under the Existing Credit Agreement or such other Loan Documents, which remain outstanding as of the Closing Date. All interest and fees accrued and unpaid under the Existing Credit Agreement as of the date of this Agreement shall be due and payable in the amount determined pursuant to the Existing Credit Agreement for periods prior to the Closing Date on the next payment date for such interest or fee set forth in this Agreement. Each Lender hereby authorizes the Administrative Agent and the Loan Parties to make such additional amendments and other modifications to the Loan Documents as the Administrative Agent and the Loan Parties agree are necessary or advisable to effect, evidence or reflect the terms of this Agreement.

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BORROWERS:	APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation

	By:	/s/ Patti K. Fielding
	Name:	Patti K. Fielding
	Title:	Executive Vice President, Redevelopment Debt Financing, and Treasurer

AIMCO PROPERTIES, L.P., a Delaware limited partnership

	By:	AIMCO-GP, INC.,
a Delaware corporation
	Its:	General Partner

		By:	/s/ Patti K. Fielding
Name: Patti K. Fielding
Title: Executive Vice President, Redevelopment and Debt Financing, Treasurer

AIMCO/BETHESDA HOLDINGS, INC., a Delaware corporation

	By:	/s/ Patti K. Fielding
		Name:	Patti K. Fielding
		Title:	Executive Vice President, Redevelopment and Debt Financing, Treasurer

KEYBANK NATIONAL ASSOCIATION, as the
Administrative Agent, an L/C Issuer, a Revolving
Credit Lender and a Term Loan Lender

By:	/s/ Jessica D. Lauerhass
Name: Jessica D. Lauerhass
Title: Assistant Vice President

WELLS FARGO BANK, N.A., as a Revolving
Credit Lender and a Term Loan Lender

By:	/s/ Kevin A. Stacker
Name: Kevin A. Stacker
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Credit Lender and a Term Loan Lender

By:	/s/ James A. Harmann
Name: James A. Harmann
Title: Senior Vice President

BANK OF AMERICA, N.A., as an L/C Issuer, a Revolving Credit Lender and a Term Loan Lender

By:	/s/ Dennis Kwan
Name: Dennis Kwan
Title: Vice President

REGIONS BANK, as Revolving Credit Lender and a Term Loan Lender

By:	/s/ C. Vincent Hughes, Jr.
Name: C. Vincent Hughes, Jr.
Title: Vice President

CITIBANK, N.A., as a Revolving Credit Lender

By:	/s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

MORGAN STANLEY BANK, N.A., as a Revolving Credit Lender

By:	/s/ Emanuel Ma
Name: Emanuel Ma
Title: Authorized Signatory

BANK OF THE WEST, a California banking corporation, as a Revolving Credit Lender and a Term Loan Lender

By:	/s/ Robert Bielfeldt
Name: Robert Bielfeldt
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Revolving Credit Lender and a Term Loan Lender

By:	/s/ Benjamin Kuruvila
Name: Benjamin Kuruvila
Title: Vice President

BMO HARRIS BANK, N.A., as a Revolving Credit Lender and Term Loan Lender

By:	/s/ Michael Kauffman
Name: Michael Kauffmann
Title: Managing Director

JPMORGAN CHASE BANK, N.A., as a Revolving Credit Lender and a Term Loan Lender

By:	/s/ Christian Lunt
Name: Christian Lunt
Title: Executive Director

ZB, N.A., dba ZIONS FIRST NATIONAL BANK, as a Revolving Credit Lender and a Term Loan Lender

By:	/s/ Jeffrey A. Holt
Name: Jeffrey A. Holt
Title: Senior Vice President

SCHEDULE 2.01A

COMMITMENTS AND APPLICABLE PERCENTAGES

Revolving Credit Commitments

Lender	Commitment	Applicable Percentage
KeyBank National Association	$68,000,000	11.333333333333%
Wells Fargo Bank, N.A.	$68,000,000	11.333333333333%
PNC Bank, National Association	$68,000,000	11.333333333333%
Citibank, N.A.	$58,000,000	9.666666666667%
Bank of America, N.A.	$58,000,000	9.666666666667%
Regions Bank	$58,000,000	9.666666666667%
U.S. Bank National Association	$58,000,000	9.666666666667%
BMO Harris Bank, N.A.	$40,000,000	6.666666666667%
Bank of the West	$40,000,000	6.666666666667%
JPMorgan Chase Bank, N.A.	$40,000,000	6.666666666667%
ZB, N.A. dba Zions First National Bank	$30,000,000	5.000000000000%
Morgan Stanley Bank, N.A.	$14,000,000	2.333333333333%

Total:	$600,000,000	100%

Term Loan Commitments

Lender	Commitment	Applicable Percentage
KeyBank National Association	$30,000,000	12.000000000000%
Wells Fargo Bank, N.A.	$30,000,000	12.000000000000%
PNC Bank, National Association	$30,000,000	12.000000000000%
U.S. Bank National Association	$30,000,000	12.000000000000%
BMO Harris Bank, N.A.	$25,000,000	10.000000000000%
JPMorgan Chase Bank, N.A.	$25,000,000	10.000000000000%
Regions Bank	$25,000,000	10.000000000000%
Bank of America, N.A.	$20,000,000	8.000000000000%
Bank of the West	$20,000,000	8.000000000000%
ZB, N.A. dba Zions First National Bank	$15,000,000	6.000000000000%
Total	$250,000,000	100%